UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CNA FINANCIAL CORPORATION

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 28, 2010

To the Stockholders of

CNA FINANCIAL CORPORATION:

The Annual Meeting of Stockholders of CNA Financial Corporation, a Delaware corporation, will be held at 333 South Wabash Avenue, Room 208N, Chicago, Illinois, on Wednesday, April 28, 2010, at 8:30 a.m., Chicago time, for the following purposes:

(1)	To elect eight Directors;

(2)	To consider and act upon a proposal to approve the amended and restated CNA Financial Corporation Incentive Compensation Plan;

(3)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2010; and

(4)	To transact such other business as may properly come before the meeting.

Only Stockholders of record at the close of business on March 12, 2010 are entitled to notice of, and to vote at this meeting.

We urge you to complete, date and sign the enclosed proxy and mail it promptly in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 2, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 28, 2010. This Proxy Statement and the 2009 Annual Report to Stockholders are posted on the Company’s website at www.cna.com.

CNA FINANCIAL CORPORATION

333 SOUTH WABASH AVENUE, CHICAGO, ILLINOIS 60604

Proxy Statement

Annual Meeting, April 28, 2010

The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this Proxy Statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

The persons named in this Proxy Statement as nominees for election as Directors have been designated by the Board of Directors.

Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder’s specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of the mailing of this Proxy Statement is April 2, 2010.

Whether or not you plan to attend the meeting, Stockholders are encouraged to submit a proxy to vote their shares by the Internet, telephone or mail, all as more fully described below.

•	To vote through the Internet, Stockholders should visit www.eproxy.com/cna (the 11 digit number included on the proxy card is required).

•

To vote by telephone, Stockholders should dial 1-800-560-1965 and follow the instructions. If Stockholders’ shares are held in “street name” (i.e., in an account with a bank, broker or other holder of record), Stockholders should dial the phone number listed on their voter instruction form.

•	To vote by mail, Stockholders should sign, date and complete the enclosed proxy card and return it in the self-addressed envelope provided.

On March 12, 2010, we had outstanding 269,074,707 shares of common stock (“Common Stock”). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 12, 2010 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will be counted for determining the presence of a quorum, but will not have any effect on the outcome of the election. The affirmative vote of shares representing a majority of the shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter.

Principal Stockholders

The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 28, 2010 (unless otherwise noted) based on filings with the Securities and Exchange Commission (“SEC”). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Loews Corporation (“Loews”)	242,382,673	90%
667 Madison Avenue
New York, New York 10021-8087

Because Loews holds a majority of our outstanding Common Stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of the Board’s nominees for Director, FOR the proposal to amend and approve the CNA Financial Corporation Incentive Compensation Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2010. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

The following table sets forth certain information as to the shares of our Common Stock beneficially owned by each Director and nominee, and each Named Executive Officer included in the Summary Compensation Table below (individually, an “NEO” and collectively, the “NEOs”), and by all Executive Officers and Directors of the Company as a group as of February 28, 2010, based on data furnished by them:

Name:	Shares of the Company’s Common Stock Beneficially Owned		Shares of Loews Corporation Common Stock Beneficially Owned
Jonathan D. Kantor	217,000	(1)	0
Paul J. Liska	0		0
D. Craig Mense	133,304	(2)	0
Jose O. Montemayor	0		0
Thomas F. Motamed	67,948	(3)	0
Thomas Pontarelli	56,650	(4)	0
Don M. Randel	0		0
Joseph Rosenberg	15,000		213,750	(5)
Andrew H. Tisch	106,100		14,441,816	(6)
James S. Tisch	106,100		15,009,813	(7)
Peter W. Wilson	80,000	(8)	0
Marvin Zonis	683		0
All Executive Officers and Directors as a Group	782,785	(9)	29,665,379	(10)

1.	Represents 142,000 shares issuable upon the exercise of options and 75,000 Stock Appreciation Rights (“SARs”) granted under the CNA Financial Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”) which are currently exercisable.
2.	Includes 50,000 shares issuable upon the exercise of options and 66,250 SARs granted under the Incentive Compensation Plan which are currently exercisable.
3.	Includes 20,000 SARs granted under the Incentive Compensation Plan which are currently exercisable.
4.	Includes 18,750 shares issuable upon the exercise of options and 37,500 SARs granted under the Incentive Compensation Plan which are currently exercisable.

5.	Represents shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Corporation 2000 Stock Option Plan (“Loews Stock Option Plan”) which are currently exercisable.
6.	Includes 450,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are currently exercisable. Also includes 13,413,325 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 7,188,127 shares held in trust for his benefit), and 170,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. A.H. Tisch represent 3.4% of the outstanding shares of Loews Common Stock.
7.	Includes 450,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are currently exercisable. Also includes 13,881,322 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 6,733,729 shares held in trust for his benefit), and 270,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J.S. Tisch represent 3.5% of the outstanding shares of Loews Common Stock.
8.	Represents 30,000 shares issuable upon the exercise of options and 50,000 SARs granted under the Incentive Compensation Plan which are currently exercisable.
9.	Includes 240,750 shares issuable upon the exercise of options and 248,750 SARs granted under the Incentive Compensation Plan which are currently exercisable.
10.	Includes 1,113,750 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are currently exercisable.

Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, please see the “Principal Stockholders” section above.

ELECTION OF DIRECTORS

(Proposal No. 1)

Pursuant to the By-Laws of the Company, the number of Directors constituting the full Board of Directors has been fixed by the Board at eight. Each Director shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the eight nominees hereinafter named.

Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is the name, principal occupation and business experience during the time period that, at a minimum, includes the past five years, as well as certain other information for each nominee. Also included below is information regarding the qualifications, attributes and skills that led to the conclusion that each of these individuals should be nominated to serve as a Director.

Paul J. Liska, private investor. From March 2008 until January 2009, Executive Vice President and Chief Financial Officer of Motorola, Inc. From 2006 until joining Motorola, Mr. Liska served as an industrial partner for various private equity firms including MidOcean Partners, CVC Capital Holdings and Ripplewood Holdings LLC. From 2004 to 2006, Mr. Liska served as Executive Chairman of USF Corporation until its acquisition by Yellow Roadway Corporation and in various capacities with WRC Media, Inc., including Executive Chairman. From 2001 to 2004, Mr. Liska held several positions with Sears, Roebuck and Co., including President of Credit and Financial Products and Executive Vice President and Chief Financial Officer. Prior to that time, Mr. Liska served as Executive Vice President and Chief Financial Officer of The St. Paul Companies from 1997 to 2001. He has a Master of Management degree from the Kellogg School of Management at Northwestern University and is a certified public accountant. His financial knowledge and management experience are key attributes which Mr. Liska brings to our Board. Mr. Liska has been a Director since February 2004, serves on the Compensation, Executive and Finance Committees and is the Chairman of the Audit Committee. Age 54.

Jose O. Montemayor, Principal of Black Diamond Capital Partners I, LP since 2005. From 1999 to 2005, he was Insurance Commissioner for the State of Texas. He is a certified public accountant and a member of the Society of Financial Examiners, the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants. His extensive knowledge and experience of the insurance industry, including 12 years as a senior insurance regulator, is valuable to our Board. He has been a Director since February 2007 and serves on the Audit, Compensation, Executive and Finance Committees. Age 59.

Thomas F. Motamed, Chairman of the Board and Chief Executive Officer of the Company since January 1, 2009. From December 2002 to June 2008, he served as Vice Chairman and Chief Operating Officer of The Chubb Corporation and President and Chief Operating Officer of Chubb & Son. Mr. Motamed began his career with Chubb in 1977 and held various management positions, including managing attorney in-house counsel, litigation manager and national claim audit manager. He also served in Chubb’s field organization and held positions including marketing manager, branch manager and Western Zone officer. His extensive experience has provided him with a deep knowledge of the insurance industry. Mr. Motamed is a member of the Executive and Finance Committees. He has been a Director since January 1, 2009. Age 61.

Don M. Randel, President of the Andrew W. Mellon Foundation since July 2006. Prior to that, President of the University of Chicago since July 2000. Mr. Randel’s experience as a senior leader of a large institution is of great value to our Board. He is a member of the Audit, Compensation, Executive and Finance Committees. Mr. Randel has been a Director since May 2002. Age 69.

Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. Prior to that time, he served as Chief Investment Officer of Loews for 22 years. Mr. Rosenberg’s extensive investment experience provides particular insight and guidance as to many of the investment matters that come before the Board. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 76.

Andrew H. Tisch, Co-Chairman of the Board of Loews since 2006. Also, Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of the general partner of Boardwalk Pipeline Partners LP. (“Boardwalk”), a 66% owned subsidiary of Loews. He is Chairman of the Board of K12, Inc., a technology based education company. Mr. Tisch’s positions with Loews, the majority stockholder of the Company, allow him to provide valuable perspective and advice to our Board. He is Chairman of the Executive Committee and serves on the Finance Committee. Mr. Tisch has served as a Director since February 2006. He is the brother of James S. Tisch. Age 60.

James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. He is a Director of Loews and Chairman of the Board of Diamond Offshore Drilling, Inc. (“Diamond”), a 51% owned subsidiary of Loews. Mr. Tisch served as Chief Executive Officer of Diamond until May, 2008. He was also a director of BKF Capital Group, Inc., an investment advisor and asset management holding company, until 2006. Mr. Tisch’s positions with Loews, as the majority stockholder of the Company, allow him to provide valuable perspective and advice to our Board. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. He is the brother of Andrew H. Tisch. Age 57.

Marvin Zonis, Professor Emeritus of International Political Economy, Leadership and E-Commerce at the Booth School of Business of the University of Chicago since 1989. He has been a principal of Marvin Zonis & Associates, Inc., an international consulting firm, since its incorporation in 1978. Mr. Zonis provides advice to various businesses and professional asset management firms all over the world, helping them to identify, assess and manage their risks in the changing global political environment. He has written extensively on globalization, digital technologies and emerging markets. Mr. Zonis brings to our Board broad experience in international economic and monetary affairs. He has been a Director since 1993, is the Chairman of the Compensation Committee and serves on the Audit, Executive and Finance Committees. Age 73.

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of CNA, we are a controlled company within the meaning of the rules of the NYSE. Accordingly, our Board of Directors is not composed of a majority of Directors who are independent. Nevertheless, our Board of Directors has determined that the following Directors are independent under the listing standards of the NYSE (each, an “Independent Director” and collectively, the “Independent Directors”): Paul J. Liska; Jose O. Montemayor; Don M. Randel; and Marvin Zonis. In assessing independence, each year our Board affirmatively determines whether or not each Director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the Director or nominee, but from that of any person or organization with which the Director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the Director or nominee or affiliated organization, whether they are being carried out at arms’ length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

Our Board has established guidelines to assist it in determining Director independence under these listing standards. Under our Board’s guidelines, a Director would not be considered independent if any of the following relationships exists: (i) during the past three years the Director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the Director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding Director and committee fees, pension payments and certain forms of deferred compensation; (iii) the Director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the Director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the Director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Leadership Structure

From 1992 to 2004, the Company had separate individuals serving as Chairman of the Board and as Chief Executive Officer. This structure reflected the continuing involvement and leadership of two of the Company’s former Chief Executive Officers who had previously retired from the day to day business of managing the Company. In 2004, the Board approved the combination of the role of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this combined structure promotes unified leadership and direction for the Company. Notably, the Chairman of the Board recently instituted a process whereby the Board meets regularly in executive session with the Chairman, but without the presence of any other management of the Company. In addition, the Board has complete access to the Company’s entire management team.

Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director (“Presiding Director”) whose primary responsibility is to preside over the executive sessions of the Independent Directors. The Chairmen of our Audit and Compensation Committees alternate annually as the Presiding Director. Mr. Zonis, as Chairman of our Compensation Committee, serves as Presiding Director until the annual meeting on April 28, 2010.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing enterprise risk in the insurance business. As part of its oversight responsibility, the Company’s management provides periodic reports to our Board which, among other things, seek to systematically identify the principal risks facing the Company, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the full Board to conduct meaningful and substantive discussions and deliberations with senior management on these issues.

Committees and Meetings

Our Board of Directors has an Audit, Compensation, Executive and Finance Committee. We do not have a Nominating Committee. Under the rules of the NYSE, listed companies like CNA that have a controlling Stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole therefore performs the functions of a Nominating Committee. Our Company does not have a specific policy regarding Stockholder nominations of potential Directors to our Board of Directors other than through the process described below in the “Stockholder Proposals for the 2011 Annual Meeting” section. Nominations for membership to our Board of Directors are determined by our Board in consultation with our Executive Officers and other members of senior management. Possible nominees to our Board of Directors may be suggested by any Director to our Chairman of the Board or by any Stockholder in the manner indicated above. Although our Board of Directors does not have a formal policy on Director diversity, our Board recognizes its importance and does take it into account in identifying Director nominees.

Audit Committee

The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including review of the financial reports and other financial information of our Company, our Company’s systems of internal control over financial reporting, our Company’s disclosure controls and procedures, and the annual independent audit of our Company’s financial statements. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate our Company’s independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as otherwise required. The Charter of our Audit Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any Stockholder who requests it. Our management is responsible for the Company’s financial statements and reporting process, including its system of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.

The current members of our Audit Committee are Paul J. Liska (Chairman), Jose O. Montemayor, Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and SEC regulations. Each of the current members is financially literate, as determined by our Board. Our Board has determined that Mr. Montemayor is an “audit committee financial expert” under NYSE and SEC standards.

Our Directors are asked annually to report to our Company the number of audit committees on which such Director serves. During 2009, no Director reported serving on more than three audit committees.

Compensation Committee

Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Compensation Committee. Nonetheless, the Company’s Board does maintain a Compensation Committee that administers the Incentive Compensation Plan and approves the total compensation of the NEOs. The Charter of the Compensation Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any Stockholder who requests it. The current members of our Compensation Committee are Paul J. Liska, Jose O. Montemayor, Don M. Randel and Marvin Zonis (Chairman), each of whom is an Independent Director.

In February of 2007 our Board of Directors renamed the Incentive Compensation Committee as the Compensation Committee and approved a new Compensation Committee Charter establishing its purpose, structure and responsibilities. Pursuant to its Charter, the Compensation Committee, in response to Company management recommendations, determines all elements of compensation for the NEOs and all stock-based compensation awards to senior officers of the Company. The Compensation Committee also reviews and approves the terms and conditions of written employment agreements between the NEOs and the Company or its subsidiaries.

The Company is proposing certain changes to the Incentive Compensation Plan, all of which have already been approved by the Compensation Committee and the Company’s Board—please see Proposal No. 2.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code”) which applies to all of our Directors, officers and employees, including our principal financial officer and principal accounting officer. This Code, as well as the Corporate Governance Guidelines, are posted on the Company’s website at www.cna.com and are also available in print free of charge to any Stockholder who requests them. We intend to post on our website any changes to or waivers of this Code for our principal executive officer, principal financial officer and principal accounting officer.

Meetings

During 2009 there were four meetings of our Board of Directors, one meeting of our Finance Committee (Finance Committee matters were also addressed at our Board meetings), five meetings of our Audit Committee, six meetings of our Compensation Committee, three meetings of a Special Review Committee and one meeting of the Special Securities Committee (both the Special Review Committee and the Special Securities Committee were in connection with the issuance of debt). Each individual who served as a Director of the Company in 2009 attended not less than 75% of the total number of meetings of our Board of Directors and Committees of our Board on which that Director served during 2009. Our Board recommends, but does not require, that all Directors attend our Stockholders’ meetings. All individuals who served as Directors in 2009 attended our 2009 Annual Meeting of Stockholders.

Audit Committee Report

The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Our Company’s accounting and financial reporting principles and internal control over financial reporting and our disclosure controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company’s internal audit area and our independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Rule 2-07, Communication with Audit Committees, as currently in effect, as well as the firm’s independence. Finally, our Audit Committee has received the written disclosures and the annual letter from the independent registered public accounting firm required by the PCAOB.

The members of the Audit Committee rely, without independent verification, on the information provided to them by management and the independent registered public accounting firm and on management’s representation that our financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal control over financial reporting and our disclosure controls and procedures, that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that our independent registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Audit Committee’s Charter, our Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2009 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

Paul J. Liska (Chairman)

Jose O. Montemayor

Don M. Randel

Marvin Zonis

Director Compensation

Our Directors who are not employees of CNA or any of its subsidiaries (i.e., all of our Directors except our Chairman of the Board) received an annual retainer in 2009 of $50,000. In addition, members of our committees received the following annual retainers: Finance $4,000; Executive $4,000; Compensation $10,000 (Chairman received $15,000); and Audit $40,000 (Chairman received $60,000). In addition, a meeting fee of $600 per meeting was paid to the Chairmen of the Audit and Compensation Committees for each meeting with management, the independent registered public accountants, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees. In addition, the members of the Special Review Committee received $7,500 (Chairman received $10,000) and the Special Securities Committee received $2,000.

The following table shows, for each non-employee Director, the amount of cash compensation paid for his service during 2009:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
Paul J. Liska	148,467	148,467
Jose O. Montemayor	107,167	107,167
Don M. Randel	115,500	115,500
Joseph Rosenberg	60,000	60,000
Andrew H. Tisch	58,000	58,000
James S. Tisch	60,000	60,000
Marvin Zonis	122,900	122,900

Compensation Discussion and Analysis

The Board of Directors believes that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining NEOs of superior ability and motivating their efforts on behalf of the Company’s interests. To that end, its compensation program for NEOs recognizes individual performance and contributions, as reflected both in the Company’s overall results and in each NEO’s contribution to them. To meet these objectives, the Company has established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, the Company has considered its historical compensation practices as they have evolved over the years, national surveys of executive compensation at comparable companies and the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation. The Company’s NEOs for 2009 are identified below in the Compensation of Executive Officers Tables.

Since the Company maintains written agreements, either directly or through one of its subsidiaries, with each of its NEOs, these agreements, along with the CNA Financial Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”), are the principal guides to structuring compensation for those executives. In preparing and negotiating the terms of these agreements, the Company seeks to realize the goals and objectives described in the preceding paragraph and to include the elements of compensation described in this Compensation Discussion and Analysis. These agreements are described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section.

The principal components of compensation for the Company’s NEOs are:

•	base salary;

•	cash incentive compensation awards, based on both annual and longer-term performance measures;

•	grants of stock-based awards; and

•	retirement, medical and related benefits.

In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual’s performance in the context of any contractual commitments to the individual executive, and the Company’s performance during the period in question. The Company’s past compensation policies are reflected in the terms agreed to in the NEOs’ respective agreements. As noted above, the Company also reviews and considers compensation levels and practices as shown in surveys and other materials. Based on these factors, the Company determines an overall level of cash compensation—a portion of which is to be paid as base salary and the balance of which would be incentive-based—and equity-based awards, which are described in further detail in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section.

Base Salary. As a result of the performance reviews and other factors described below, and the impact of limits on the deductibility of compensation as described below, the annual base salary of each of the Company’s NEOs has been effectively limited to a maximum of $1 million.

Incentive Compensation Awards. The Incentive Compensation Plan provides for annual and long-term cash and share-related incentive compensation for the NEOs of the Company, among other executives. It is designed to qualify the amounts paid from time to time under the Incentive Compensation Plan to certain of the Company’s officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“IRC”). The elements of any incentive compensation recited in the agreements with each NEO are subject to the terms and conditions of the Incentive Compensation Plan and the approval of the Compensation Committee.

The Incentive Compensation Plan is intended to assist us in retaining effective senior executives and attracting new senior leadership, and provide a means of rewarding NEOs, among other employees, with equity and cash compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their individual performance and their contributions to the overall short-term and long-term enhancement of the value of the Company and its subsidiaries. The Incentive Compensation Plan is administered by the Compensation Committee, which has sole discretion to make all determinations on any matter relating to the Incentive Compensation Plan or any award granted under it. Under the Incentive Compensation Plan, the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components, as described more fully in the Incentive Compensation Plan.

Annual and long-term 2009 cash incentive awards under the Incentive Compensation Plan for the NEOs were based upon our net operating income for that year, as defined by the Compensation Committee (“NOI”) at its meetings in February and March of 2009. The following is the definition of NOI approved at the meetings:

“Net Operating Income” is defined as net income to be reported to the Stockholders in the Annual Report for 2009.

In addition, the Compensation Committee determined that the following items shall also be excluded from the definition of NOI:

1)	Realized capital gains or losses, net of tax.

2)	Items of gain, loss, income or expense (including, but not limited to, changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3)	Reserve strengthening and adverse dividend or premium development associated with accident years prior to 2000 related to claims for asbestos, pollution and mass tort exposures.

4)	Catastrophe losses of the Company or its subsidiaries in excess of the 2009 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount.

5)	Surety losses related to bonds issued in connection with a large national contractor.

No changes were made either to the enumerated exclusions from net income or to the 2009 NOI definition as a whole after its approval by the Compensation Committee at the February and March 2009 meetings. The foregoing NOI definition was approved by the Compensation Committee to be applied in the determination of both the annual incentive cash awards for 2009 payable in 2010 to the NEOs and the long term incentive cash awards payable in 2010 to the NEOs, as explained below.

With regard to 2009 incentive cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above except as specified in an employment agreement between the Company or one of its subsidiaries and an NEO. Although NOI as determined under this definition is derived from the Company’s net income as recorded in our Annual Report for 2009, it is different from both that net income amount and our net operating income as reported in the Company’s earnings release for 2009. The primary purpose of the exclusions from net income reflected in the above definition of NOI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO’s performance and contribution to our operating results. At its January 2010 meeting, the Compensation Committee established that NOI for 2009, determined pursuant to the above definition, was $987 million. Net operating income as reported by the Company in our earnings release for 2009 was $5 million lower than NOI as determined by the Compensation Committee for 2009.

Annual Incentive Cash Compensation Awards

The annual incentive cash compensation awards under the Incentive Compensation Plan for the NEOs for 2009 were primarily determined by performance compared to preset quantifiable financial goals based upon NOI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation award levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; and net written premium production. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive’s individual areas of responsibility, or both. For 2009, non-recurring developments taken into account for purposes of determining annual NEO incentive cash compensation awards included: financial market instability; and a settlement reached with Willis Limited that resolved litigation related to the placement of personal accident reinsurance.

For Mr. Motamed, the annual incentive cash compensation opportunity for 2009 was based upon a payout formula of 1.2% of 2009 NOI, as defined by the Compensation Committee, limited by his individual maximum payment amount of $4.0 million.

For Messrs. Kantor, Mense, Pontarelli and Wilson, the annual incentive cash compensation opportunities for 2009 were based upon a payout formula in each case of one-third of one percent of 2009 NOI as defined by the Compensation Committee, limited by individual maximum payment amounts of $1.6 million, $1.6 million, $1.150 million and $1.3 million, respectively. For the NEOs, assessment of individual performance in prior years and their respective responsibilities in 2009 are reflected as factors in the maximum individual payout amounts established as to each. The following table provides additional information:

Name	Year	Annual Incentive Cash Awards ($)	Maximum Opportunity ($)
Thomas F. Motamed	2009	$2,500,000	$4,000,000
D. Craig Mense	2009	$1,200,000	$1,600,000
Jonathan D. Kantor	2009	$1,200,000	$1,600,000
Thomas Pontarelli	2009	$675,000	$1,150,000
Peter W. Wilson	2009	$850,000	$1,300,000

For all NEOs, the Compensation Committee retained the power to exercise negative discretion for 2009 annual incentive cash compensation amounts up to 100% of the amount produced by the applicable payout formula or NOI target ranges or amounts, as applicable. Thus for all NEOs the Compensation Committee’s exercise of negative discretion in any particular case is an additional factor reflecting that executive’s individual performance as assessed by the Compensation Committee and Company management. In making recommendations to the Compensation Committee for 2009 annual incentive bonus payment amounts within the above parameters for the NEOs at its meeting in January of 2010, the Compensation Committee reviewed specific 2009 performance achievements of each executive and explained why in the Compensation Committee’s view the proposed bonus amounts were warranted.

For Messrs. Motamed, Kantor, Mense, Pontarelli and Wilson, there is no requirement to reach a particular performance goal or payout formula in order to qualify for the 2009 annual incentive cash compensation opportunity, but payouts are limited by both actual 2009 NOI production and the individual pre-determined maximum payout amounts. For all NEOs, the potential for exercise of negative discretion by the Compensation Committee, as described above, is a further limiting factor.

Company management performs an analytical and advisory role in the process of determining incentive compensation for its NEOs. The Chairman of the Board and Chief Executive Officer reviews all elements of incentive compensation for NEOs (other than himself) with the Company’s Senior Human Resources officer, and approves all recommendations to be made to the Compensation Committee as to those executives. Proposed incentive compensation awards to the Chief Executive Officer himself are developed by the Company’s Senior Human Resources officer in consultation with the majority Stockholder of the Company’s Common Stock, and then recommended to the Compensation Committee. Since each NEO who reports to the Chief Executive Officer is assessed separately by him and the Compensation Committee as to each element of compensation, there is no direct relationship among those elements from one NEO to another. The relationship among the various elements of compensation for each NEO individually is driven by the goal of providing the executive with an overall package of base and incentive compensation that fairly recompenses him for both Company and individual performance, in the judgment of the Compensation Committee in consultation with management. Accordingly, there is an annual assessment of all compensation elements collectively for each NEO, to assure that in the aggregate they represent a fair and balanced package in light of individual achievements and overall Company results.

In the case of the Chief Executive Officer, overall Company operating and financial performance are primary considerations in determining the incentive compensation recommendations to be made to the Compensation Committee. Among the performance factors considered in this regard for the 2009 performance year were: reported net operating income of $987 million in a softening insurance market; and combined ratios for core property & casualty operations of 96.9%. In addition, under Mr. Motamed’s leadership, the Company launched a three-part strategy for future growth which included: developing and deepening the Company’s expertise to serve selected industry segments; managing our mix of business to improve profitability; and extending our geographic reach and improving capabilities at the point of sale.

For Mr. Mense, among the performance factors considered for the 2009 performance year were: an overall improvement in the Company’s capital levels; effective management of key relationships with rating agencies and regulators, efficient capital management and maintenance of balance sheet strength, including a successful $350 million debt issuance and redemption of $250 million of the 2008 Senior Preferred Stock; continued reduction in reinsurance recoverables; effective overall leadership of the Company’s enterprise risk management initiatives; and implementation of a number of significant required accounting changes.

For Mr. Kantor, among the performance factors considered for the 2009 performance year were: successful claims and litigation management; leadership in the Company’s overall enhancements to its claims handling processes, with a favorable impact on the Company’s reserve position in relation to those risks; and effective conduct of government relations initiatives.

For Mr. Pontarelli, among the performance factors considered for the 2009 performance year were: successfully recruiting new senior leadership; significantly improving cash flow results in the Worldwide Operations area; achieving an effective transition of leadership in the Information Technology area; and enhancing the Company’s use of technology in communications through its external website, www.cna.com, as well as digital advertising.

For Mr. Wilson, the performance factors considered for the 2009 performance year primarily involve his pivotal role in leading CNA Specialty, one of our two business segments, including: improving the combined ratio for 2009, as compared with 2008; securing successful policy retention levels; effectively managing underwriting risk; expanding new product development capability; and improving the management of portfolio mix.

The annual incentive opportunity for each NEO is also based, among other factors, on comparative market compensation data as described below. Final approval of annual incentive cash compensation payments is made by the Compensation Committee, which retains authority to make discretionary reductions in the award amounts, including changes through the exercise of negative discretion as to individual awards. Pursuant to Mr. Motamed’s employment agreement, the Compensation Committee may exercise negative discretion to decrease or eliminate any portion of his earned annual incentive cash compensation payment that exceeds his annual target bonus opportunity of $2.5 million. The Compensation Committee also reserves the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions, except where otherwise specified in employment agreements. In determining the annual incentive cash compensation awards for 2009, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals and other performance measures where appropriate, as described above. However, while these factors were generally considered as part of the Compensation Committee’s overall analysis of the payout amounts, none of the factors was formally weighted or reduced to a specific percentage or dollar amount figures. The primary driver of the annual incentive bonus amount to be paid to each NEO individually is based upon the assessment by Company senior management and the Compensation Committee of that NEO’s success in his or her responsibilities during the performance period in question. For 2009, the chief factors considered in the assessment for each NEO are recited above. As noted above, in terms of overall performance, the Company was adversely affected in 2009, in the insurance marketplace and otherwise, by the extraordinary deterioration in economic conditions. These overarching circumstances negatively affect how much cash will be considered available for annual incentive bonuses to NEOs generally. Based upon this process of evaluation, the Compensation Committee applied negative discretion ranging from 25% to 41% and the 2009 annual incentive bonus payouts for the NEOs ranged from 75% to 59% of the respective maximum annual incentive opportunities.

Long-Term Incentive Cash Plan

Under the current Incentive Compensation Plan, potential long-term incentive (“LTI”) cash awards for NEOs, among other employees, are based upon the Company’s NOI, determined pursuant to a definition approved by the Compensation Committee, over three-year cycles, with NOI goals set by the Compensation Committee for each calendar year within the three-year cycle. The three-year period covered by these awards encourages the Company’s executives, including its NEOs, to think in terms of multi-year performance spans, rather than exclusively a succession of separate single-year measures.

The Company is proposing changes to the Incentive Compensation Plan to incorporate book value as an added performance measure (please see Proposal No. 2). The goal of including this measure is to more closely align our long-term incentive compensation opportunities with individual and Company performance in order to better attract and retain the talent necessary to support a high performance culture, drive profitable growth and maximize Stockholder value. Awards under the amended and restated Incentive Compensation Plan will be based on a three-year adjusted book value growth measure. Although net operating income will continue to be the performance measure for the annual incentive bonus plan, the Company, the Compensation Committee and the overall Board believe that a multi-year book value-based measurement for awards granted under the amended Incentive Compensation Plan will better reflect longer-term CNA growth and more closely correlate individual long-term performance incentives with lasting shareholder value creation.

The determination of NOI for purposes of establishing 2009 LTI cash awards was the same as the NOI determination for purposes of annual incentive cash compensation opportunities, as described above. Performance for LTI cash payments is determined at the end of each calendar year and payouts are accrued until the end of each three-year cycle. Accordingly, 2009 performance year results applied for the 2007-2009, 2008-2010 and 2009-2011 cycles under the Incentive Compensation Plan were reviewed and approved by the Compensation Committee. In addition, awards for the 2007-2009 performance cycle payable in March 2010, based on the 2009, 2008 and 2007 performance years, were approved by the Compensation Committee at the January 2010 meeting. As distinct from their annual incentive cash compensation award opportunities, the LTI cash payments for the NEOs in 2009 were determined pursuant to NOI goal levels and target percentages that are the same for all NEOs, as well as other employees, although the amounts awardable at each target percentage achievement were different for each executive. The calculated percentage achievement amounts may be reduced depending upon the Company’s assessment of quantifiable and non-quantifiable factors applied to the Company’s overall performance (which are considered informally and not reduced to a specific weighting, valuation, or dollar value process). In 2009, the calculated percentage achievement amount and the amounts actually awarded were the same. The ranges of LTI cash award opportunities for the NEOs for 2009 as determined by the Compensation Committee are reflected below in the Grants of Plan Based Awards Table. Generally actual payouts of the LTI cash awards for NEOs may range from 0% to 200% of target, based upon the Company’s overall business results and performance and prospects of the Company as a whole, both from an operational and a financial perspective, as determined by the Compensation Committee in its sole discretion.

2009 Adjusted NOI	2009 Payout as a Percentage of Target
$500 million	50%
$750 million to $1 billion	100%
$1.5 billion	200%

For the LTI cash award opportunity, the difficulty for each NEO in reaching the highest level of LTI cash opportunity for any given year is a product of both the large number of cumulative factors affecting actual NOI production for that year, as well as the accuracy of the pre-set NOI goal in reflecting what can reasonably be regarded as achievable NOI production for the period given all circumstances affecting such production. Consideration of a span of three production years for each such award opportunity is a stabilizing factor.

Stock-Based Awards. Another element of our compensation policy for NEOs is stock-based awards under the Incentive Compensation Plan. Unlike base salary and incentive cash compensation awards, which are earned and paid based on the annual or multi-year performance of the individual and the Company, stock-based awards generally vest in four equal installments over a period of four years, and each installment vests only if the NEO is employed on each vesting date. As a result, these awards recognize performance over a longer term, encourage executives to continue their employment with the Company or its subsidiaries and directly link the value of the awards to appreciation in the price of the Company’s Common Stock. All of these elements further serve to align the executive’s interests with those of the Company’s Stockholders.

Contractual commitments to NEOs for stock-based awards generally take the form of a minimum number of shares to be awarded annually, subject to the terms of the Incentive Compensation Plan, share availability and the approval of the Compensation Committee. Stock-based awards to NEOs are made at an exercise or strike price equal to the fair market value as defined in the Incentive Compensation Plan, based upon the average of the high and low sales prices of the Company’s Common Stock on the date of grant. We believe this practice is fair and reasonable to the individual executive and to the Company and its Stockholders, since, in addition to being consistent with the Incentive Compensation Plan, it is a commonly used method of determining the exercise or strike price of equity-based awards to corporate executives and is unconnected with the impact of any subsequent events.

In 2006 the Company recommended to the Compensation Committee that regularly scheduled stock-based awards to NEOs and other Company officers, except as otherwise provided by contract, normally be granted in the form of stock appreciation rights paid in stock (“SARs”), as described below. The objective of this practice is to reduce the level of dilution of Company ownership by current Stockholders created as a result of equity awards to officers, and to help maintain consolidation for tax reporting purposes with our corporate majority owner. With a SARs grant, the only Common Stock granted and potentially sold are shares representing the difference in the stock’s fair market value between the date the grant was made and the exercise date.

Stock-based awards to NEOs may be made in the form of restricted stock grants, stock options, SARs paid in stock, restricted stock units (performance and/or time-based) (“RSUs”) in each case subject to the terms and provisions of the Incentive Compensation Plan. Grants of stock options or SARs paid in stock generally survive for a period of ten years. Each of the SARs granted entitles the grantee to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s Common Stock on the date of exercise and the exercise price, which may not be less than the fair market value of a single share of the Company’s Common Stock on the date the grant was made, paid not in cash but in shares of the Company’s Common Stock. SARs generally vest in four equal annual installments on the first four anniversaries of the grant date, so long as the grantee is employed by the Company or one of its subsidiaries on each such date.

In 2009, NEOs received SARs awards as outlined in the 2009 Grants of Plan-Based Awards Table. The SARs granted reflect the assessment of management as to each NEO’s contribution to the attainment of corporate goals, his level of success in meeting individual performance expectations and competitive levels of total compensation. In addition, Mr. Motamed received a sign-on grant of 130,464 RSUs, each representing the right to receive one share of the Company’s Common Stock. Mr. Motamed also received an award of performance-based RSUs with a target value of $2.5 million (or 208,160 target shares), based upon the volume weighted average price during the ten (10) trading days immediately preceding the date of grant, with the maximum number of shares payable equal to 208,160 shares. At the January 2010 Compensation Committee meeting, the Compensation Committee determined, based on the scale below which was approved by the Compensation Committee at its February 4, 2009 meeting, that the achievement for this award was equal to 80% (or 166,528 shares)

2009 Adjusted NOI	2009 Achievement	2009 Percentage of RSUs Earned
Less than $500 million	Less than 50%	0%
$500 million to $1 billion	50% - 100%	80%
$1 billion to $1.5 billion	Above 100%	100%

Retirement Plans. CNA provides funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans for certain highly compensated employees (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The Qualified and Non-Qualified defined benefit plans are the CNA Retirement Plan (the “Retirement Plan”) and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

In 2000, the Retirement Plan was amended and employees who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described below; or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which amount was credited with interest at a rate based on 30 year treasury securities.

Other Benefits. We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. Pursuant to Company policy and the terms of their respective employment agreements described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section. NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives, including medical benefits, dental benefits, life insurance, long-term disability insurance, qualified and supplemental defined contribution and defined benefit plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, annual physical examinations, preparation of personal income tax returns and paid parking. Each NEO’s entitlement to such benefits is subject to the terms and conditions of the Company’s policies with regard to them, as adjusted by the Company from time to time in its discretion. NEOs are not eligible for paid time off under the Company’s paid time off policy for other employees, any vacation or other work leave time for those NEOs being in each case subject to the approval of the Chairman of the Board and Chief Executive Officer (other than himself). Severance and other benefits available to NEOs upon termination of employment are determined in accordance with the terms of their respective employment contracts, which are summarized in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section.

IRC Section 162(m). Under Section 162(m) of the Internal Revenue Code (“IRC”), unless classified as “qualified performance-based compensation,” the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain other highly compensated officers during any year is limited to a maximum of $1 million per person, except that compensation which is considered to be “qualified performance-based compensation” is not subject to this limitation. To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the contractual obligations to executives in particular cases.

Comparative Market Data. The Compensation Committee reviews and approves the compensation for the NEOs. The Chairman of the Board and Chief Executive Officer reviews and approves recommendations made to the Compensation Committee regarding all compensation for the NEOs (other than himself). Recommendations regarding the Chief Executive Officer’s compensation are developed by the Company’s Senior Human Resources officer in consultation with the majority Stockholder of the Company’s Common Stock. The Compensation Committee and the Chief Executive Officer are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which uses market data provided by the following executive compensation consulting firms: Mercer—Property & Casualty Insurance Compensation Survey; Hewitt—Total Compensation Measurement Survey; Towers Perrin—Financial Services Executive Survey—insurance industry and financial industry data; Perlin IT Executive Survey; and Clear Solutions

Actuarial Survey. Comparative compensation information regarding the Company’s peer group of companies is evaluated each year. The competitor group consisted of the companies identified below, all of which are within the insurance industry. In 2009, the Company added two new companies to this group in order to have a larger and thus more balanced base line for the Company’s compensation program.

•	ACE Limited

•	The Allstate Corporation

•	American Financial Group

•	The Chubb Corporation

•	CIGNA Corporation

•	The Hartford Financial Services Group, Inc.

•	Lincoln National Corporation

•	The Progressive Corporation

•	The Travelers Companies, Inc.

These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. It is the Company’s goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company’s competitor group; however, the Company does not benchmark executive compensation in the sense of setting mandatory levels or percentiles of peer compensation within which compensation for any particular NEO must fall. Rather, the Company uses information from the surveys and peer companies cited above to assure that its recommendations to the Compensation Committee concerning overall compensation for each NEO are comparable to the full compensation packages given to executives in the same or similar positions in such peer companies and in companies from related industries. Thus, in any particular case, one or more components of a given NEO’s entire compensation structure might not be directly aligned with the same component in compensation packages offered at peer companies, but overall compensation for that NEO would nevertheless be within the parameters reflected in peer and survey data as full compensation for the same or similar positions. This process promotes the Company’s goal of offering its NEOs compensation structures that, taken as a whole, make it possible to retain the most talented and productive executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K.

By the Compensation Committee:

Paul J. Liska, Jose O. Montemayor, Don M. Randel and Marvin Zonis (Chairman)

COMPENSATION OF EXECUTIVE OFFICERS

The following 2009 Summary Compensation Table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2009:

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a) ($)	Bonus (b) ($)		Stock Awards (c) ($)	Option/ SARs Awards (d) ($)	Non-Equity Incentive Plan Compensation (e) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f) ($)	All Other Compensation (g) ($)	Total ($)
Thomas F. Motamed (h)	2009	$1,000,000	$477,085	(i)	$4,548,578	$462,808	$2,750,000	—	$1,192,642	$10,431,113
Chief Executive Officer CNA Financial Corporation

D. Craig Mense	2009	$800,000	$400,000	(j)	—	$125,934	$1,400,000	—	$237,719	$2,963,653
Executive Vice President & Chief Financial Officer	2008	$800,000	—		—	$196,287	$1,380,000	—	$216,468	$2,592,755
	2007	$697,917	$250,000		—	$345,700	$1,426,000	—	$207,234	$2,926,851
CNA Financial Corporation
Jonathan D. Kantor	2009	$800,000	$400,000	(j)	—	$125,934	$1,440,000	$1,686,097	$41,369	$4,493,400
Executive Vice President, General Counsel	2008	$787,500	—		—	$196,287	$1,416,000	$628,690	$55,627	$3,084,103
	2007	$750,000	—		—	$414,840	$1,747,500	$892,005	$31,500	$3,835,845
& Secretary CNA Financial Corporation

Thomas Pontarelli (k)	2009	$658,333	$300,000	(j)	—	$62,967	$877,500	—	$42,751	$1,941,551
Executive Vice President & Chief Administrative Officer CNA Insurance Companies
Peter W. Wilson (k)	2009	$650,000	$850,000	(j)(l)	—	$83,956	$980,000	—	$36,684	$2,600,640
President & Chief Operating Officer CNA Specialty Lines of the CNA Insurance Companies

(a)	Base salary includes compensation deferred under the CNA S-CAP and SES-CAP.
(b)	Represents discretionary bonuses to NEOs earned in fiscal years 2007, 2008, and 2009.
(c)	Represents the full grant date fair value of restricted stock awards for fiscal year 2009, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our 2009 Annual Report on Form 10-K. In the case of Mr. Motamed’s award of performance-based RSUs, the amount reported assumes target level achievement, please refer to the “Stock-Based Awards” section of the Compensation Discussion and Analysis for more details on this award.
(d)	Represents the full grant date fair value for fiscal years 2007, 2008, and 2009 related to stock option/SARs awards for financial statement reporting purposes, excluding forfeitures, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our 2009 Annual Report on Form 10-K.

(e)	Amounts disclosed are annual incentive cash awards and long-term cash awards earned in 2007, 2008 and 2009 fiscal years under the Incentive Compensation Plan. Annual incentive awards are typically paid in the first quarter of the following year unless deferred. Long-term cash awards are earned based on net operating income targets over a three-year performance period (please see table below for additional information).

Name	Year	Annual Incentive Cash Awards	Long-Term Cash Awards	Total Non-Equity Incentive Plan Compensation
Thomas F. Motamed	2009	$2,500,000	$250,000	$2,750,000

D. Craig Mense	2009	$1,200,000	$200,000	$1,400,000
	2008	$1,200,000	$180,000	$1,380,000
	2007	$1,250,000	$176,000	$1,426,000
Jonathan D. Kantor	2009	$1,200,000	$240,000	$1,440,000
	2008	$1,200,000	$216,000	$1,416,000
	2007	$1,500,000	$247,500	$1,747,500

Thomas Pontarelli	2009	$675,000	$202,500	$877,500
Peter W. Wilson	2009	$850,000	$130,000	$980,000

(f)	The amount shown for the NEOs is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans. There can be no assurance that the amounts shown will ever be realized by NEOs. For assumptions used in calculation of these amounts, please see the Pension Benefits Table.
(g)	Please refer to the All Other Compensation Table below for additional information.
(h)	Mr. Motamed’s employment with the Company commenced on January 1, 2009.
(i)	Represents special bonuses paid to Mr. Motamed in recognition of relocation and legal fees per the terms of his employment agreement.
(j)	Amounts represent retention bonus payments in connection with the CEO transition (please see the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section for additional details).
(k)	Messrs. Pontarelli and Wilson were not NEOs in 2008 or 2007; therefore, compensation provided is only for 2009 and there is no prior year change in actuarial present value under defined benefit plans to report for 2009.
(l)	Per the terms of Mr. Wilson’s employment agreement, he was awarded a special contract signing bonus that was deposited into his SES-CAP account in January 2010.

2009 ALL OTHER COMPENSATION TABLE

The following 2009 All Other Compensation Table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2009.

Name	Year	Parking Benefit	Tax Preparation	Executive Physicals	Company Aircraft (a)	Club Memberships/ Companion Travel	Tax Reimbursements (b)	Company S-CAP and SES-CAP Contributions	Relocation	Total
Thomas F. Motamed	2009	$900	—	$8,939	$1,031,286	$1,064	$55,779	$65,335	$29,339	$1,192,642
D. Craig Mense	2009	$1,800	$2,500	$4,910	$39,259	$11,391	$5,060	$172,800	—	$237,719
Jonathan D. Kantor	2009	—	—	—	—	$7,769	—	$33,600	—	$41,369
Thomas Pontarelli	2009	$1,800	—	$2,289	—	$9,520	$1,492	$27,650	—	$42,751
Peter W. Wilson	2009	—	—	—	—	$9,384	—	$27,300	—	$36,684

(a)	Represents amounts for personal use of Company aircraft which represents the aggregate incremental cost to the Company. Aggregate incremental cost calculation includes variable costs associated with the personal use of Company aircraft and includes but is not limited to the following: fuel, landing fees, air routing fees, Company tax disallowance amounts, flight based operator fees (i.e., hangar and terminal fees), multi-service fees (i.e., ground repairs and maintenance), catering, staff per diem, and ground transportation when applicable.
(b)	Under the Internal Revenue Code, the Company is required to impute income to each NEO for the value of perquisites. The amounts represented are reimbursements for taxes on imputed income to executive physicals and personal use of Company aircraft applying the Standard Industry Fare Level (SIFL) methodology.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

The following 2009 Grants of Plan-Based Awards Table provides additional information on stock options/SARs awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2009.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option/ SARs Awards: Number of Securities Underlying Options (a) (#)	Exercise or Base Price of Option/ SARs Awards (b) ($ / sh)	Closing Price on Grant Date ($ / sh)	Grant Date Fair Value of Stock and Option/ SARs Awards (c)
			Threshold ($)	Target ($)	Maximum ($)
Thomas F. Motamed	SARs	1/2/09	—	—	—		—		80,000	$16.50	$17.02	$462,808
	RSUs	1/2/09	—	—	—		130,464		—	—	—	$2,152,656
	RSUs	2/4/09	—	—	—		208,160	(d)	—	—	—	$2,395,922
	LTI Cash	2/4/09	$125,000	$250,000	$500,000	(e)	—		—	—	—	—
	Annual Cash	2/4/09	—	$2,500,000	$4,000,000	(f)	—		—	—	—	—

D. Craig Mense	SARs	2/4/09	—	—	—		—		30,000	$11.51	$11.41	$125,934
	LTI Cash	2/4/09	$100,000	$200,000	$400,000	(e)	—		—	—	—	—
	Annual Cash	2/4/09	—	$800,000	$1,600,000	(f)	—		—	—	—	—
Jonathan D. Kantor	SARs	2/4/09	—	—	—		—		30,000	$11.51	$11.41	$125,934
	LTI Cash	2/4/09	$120,000	$240,000	$480,000	(e)	—		—	—	—	—
	Annual Cash	2/4/09	—	$800,000	$1,600,000	(f)	—		—	—	—	—

Thomas Pontarelli	SARs	2/4/09	—	—	—		—		15,000	$11.51	$11.41	$62,967
	LTI Cash	2/4/09	$86,250	$172,500	$345,000	(e)(g)	—		—	—	—	—
	Annual Cash	2/4/09	—	$575,000	$1,150,000	(f)	—		—	—	—	—
Peter W. Wilson	SARs	2/4/09	—	—	—		—		20,000	$11.51	$11.41	$83,956
	LTI Cash	2/4/09	$65,000	$130,000	$260,000	(e)	—		—	—	—	—
	Annual Cash	2/4/09	—	$650,000	$1,300,000	(f)	—		—	—	—	—

(a)	Options/SARs awards vest in installments of 25% on each anniversary of the date of grant, such that the options/SARs are fully exercisable on or after four years from the date of grant.
(b)	The exercise price shown for individual options is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).
(c)	Represents full grant date fair value of 2009 awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions, see Note J to our consolidated financial statements included in our 2009 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock and Option/SARs Awards will ever be realized by the NEOs.
(d)	On February 4, 2009 Mr. Motamed was awarded an award of performance-based RSUs with a target value of $2.5 million (or 208,160 target shares). At the January 2010 Compensation Committee meeting, the Compensation Committee determined that the achievement for this award was equal to 80% (166,528 shares). Please refer to the “Stock-Based Awards” section of the Compensation Discussion and Analysis for more details on this award.
(e)	These amounts represent long-term incentive cash awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. The long-term incentive cash awards are granted annually and are earned based on NOI targets over a three-year performance period and will become payable only to the extent that specified NOI goals are achieved. The payouts can vary from 0% to 200% of the original target based on the attainment of performance goals. Only 2009 LTI cash awards related to the 2007-2009, 2008-2010, and 2009-2011 performance cycles are included in this table. Please refer to the “Long-Term Incentive Cash Plan” section of the Compensation Discussion and Analysis for more information concerning these awards.
(f)	These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The awards for Messrs. Motamed, Mense, Kantor, Pontarelli and Wilson consist of an amount equal to a portion of that percentage of NOI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The actual 2009 annual incentive cash award achievements were determined and approved by the Compensation Committee in January 2010 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to the “Annual Incentive Cash Compensation Awards” section of the Compensation Discussion and Analysis for more information concerning these awards.
(g)	For 2009, amounts reported for Mr. Pontarelli represent awards made to him on the grant date, as approved by the Compensation Committee on February 4, 2009. The long-term incentive cash award amount disclosed under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table was determined based on Mr. Pontarelli’s December 31, 2009 year-end base salary, as per the terms of the Incentive Compensation Plan.

Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table

From and after the time individuals become NEOs, the terms of their employment and the form of their employment agreements are approved by the Compensation Committee, except the Chairman and Chief Executive Officer, whose terms of employment and form of employment agreement are approved by the Board of Directors.

Mr. Motamed

Pursuant to an employment agreement, dated May 22, 2008, and as amended October 24, 2008 and March 3, 2010, Mr. Thomas F. Motamed currently serves as Chairman of the Board and Chief Executive Officer of our Company and as Chairman of the Board, President and Chief Executive Officer of the CNA insurance companies. The term of the employment agreement began January 1, 2009 and expires December 31, 2013. His annual base compensation is $1,000,000, subject to potential increases by our Board of Directors or Compensation Committee beginning in 2010. In addition, Mr. Motamed is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a annual target bonus opportunity of $2.5 million and a maximum annual bonus opportunity of $4 million, as well as certain long-term incentive cash awards, calculated pursuant to net operating income goals and overall Company business performance, as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement, Mr. Motamed received a sign-on grant of 130,464 RSUs, each representing the right to receive one share of our Common Stock, and is entitled to an annual grant of 80,000 SARs paid in stock. In addition, he is entitled to an annual target grant of performance-based RSUs with a value of $2.5 million, based upon the volume weighted average price during the ten (10) trading days immediately preceding the date of grant, which target was increased to $3.5 million solely for 2010 pursuant to the March 3, 2010 amendment to his agreement, subject to Compensation Committee approval.

If Mr. Motamed’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive, at a minimum, unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to date of termination; full vesting of all outstanding SARs, with SARs remaining exercisable for the lesser of three (3) years following termination or the balance of the maximum term; full vesting of any outstanding RSUs whose vesting is based solely on continued employment; full vesting of performance-based RSUs granted in the calendar year of termination or in the previous year, subject solely to satisfying performance criteria of such RSUs; and forty-two (42) months of Company subsidized participation in the medical, dental, vision, life and disability plans in which he was enrolled prior to termination. In the event Mr. Motamed timely executes, delivers and does not revoke a release in the time, manner and form described in the agreement, he shall be entitled to receive severance payments in the amount of $312,500 per month commencing with month of termination through the remaining term of his employment agreement; provided however, severance payments shall be made for a period of no less than six (6) months following termination and any severance payments will be made in substantially equal installments, not less frequently than monthly. Mr. Motamed is also entitled to the following special termination payments: (i) a payment of $15,000 annually commencing January 2014 and ending on January 2033; and (ii) a lump sum payment equal to $1.5 million to be paid within thirty (30) days following termination. The foregoing severance payments are subject to deferral pursuant to the provisions of IRC Section 409A and the Treasury Regulations related to it.

If Mr. Motamed’s employment is terminated in connection with a change of control, as such term is defined in his employment agreement, he will receive: any unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to the date of termination; full vesting of all outstanding SARs, with SARs remaining exercisable for the lesser of ninety (90) days following termination or the balance of the maximum term; full vesting of any outstanding RSUs where vesting is based solely on continued employment; and full vesting of any earned but unvested performance-based RSUs. In addition, Mr. Motamed is entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Mr. Mense

In accordance with an employment agreement, dated August 1, 2007, and as amended July 1, 2008, Mr. D. Craig Mense serves as Executive Vice President and Chief Financial Officer of the Company. The term of the agreement expires December 31, 2010 and current annual base compensation is $800,000, subject to discretionary adjustments by the Compensation Committee. In addition, Mr. Mense is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity equal to 200% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Pursuant to the employment agreement, Mr. Mense is also entitled to a minimum annual grant of 30,000 SARs of the Company’s Common Stock, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval. Under the employment agreement, Mr. Mense is further entitled to the remaining $400,000 of a $800,000 retention bonus payable on June 30, 2010 so long as Mr. Mense’s employment is not terminated by the Company for “cause” (as defined in the agreement) or Mr. Mense does not voluntarily resign from the Company prior to June 30, 2010 (the first $400,000 was paid on June 30, 2009).

If Mr. Mense’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance payments over 24 months in a total amount equal to $3.6 million, payable over two years in equal monthly installments following termination, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 12 months of Company subsidized participation in health benefit plans in which he was enrolled in prior to termination.

Mr. Kantor

Pursuant to an employment agreement, dated April 1, 2008, Mr. Jonathan D. Kantor serves as Executive Vice President, General Counsel & Secretary of the Company, with duties and responsibilities as designated by the Chairman of the Board and Chief Executive Officer. The term of the agreement expires June 30, 2011 and current annual base compensation is $800,000, subject to annual increases at the discretion of the Chairman of the Board and Chief Executive Officer and/or the Compensation Committee. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity equal to 200% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance, as determined by the Compensation Committee and subject to its approval and adjustment. Pursuant to the terms of the employment agreement, Mr. Kantor is also entitled to a minimum annual grant of 30,000 SARs of the Company’s Common Stock, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval. Under the employment agreement Mr. Kantor is further entitled to the remaining $400,000 of a $800,000 retention bonus, payable on June 30, 2010, so long as Mr. Kantor’s employment is not terminated by the Company for “cause” (as defined in the agreement) or Mr. Kantor does not voluntarily resign from the Company prior to June 30, 2010 (the first $400,000 was paid on June 30, 2009).

If Mr. Kantor’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance payments over 24 months in a total amount equal to $3.6 million, payable over two years in equal monthly installments following termination, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 18 months of Company subsidized participation in health benefit plans in which he was enrolled in prior to termination.

Mr. Pontarelli

Mr. Thomas Pontarelli serves as Executive Vice President and Chief Administration Officer of the CNA insurance companies. Mr. Pontarelli’s current base compensation is $675,000, subject to discretionary adjustments by the Compensation Committee. Mr. Pontarelli is eligible to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 100% of his base salary, as well as SARs and certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment.

Pursuant to a series of letter agreements, dated June 18, 2007, August 8, 2008 and December 9, 2009, Mr. Pontarelli is entitled to the remaining $300,000 of a $600,000 retention bonus, payable on June 30, 2010, so long as Mr. Pontarelli’s employment is not terminated by the Company for “cause” (as defined in the agreement) or Mr. Pontarelli does not voluntarily resign from the Company prior to June 30, 2010 (the first $300,000 installment of this retention bonus was paid on June 30, 2009).

Pursuant to the letter agreements, if Mr. Pontarelli’s employment is terminated by the Company involuntarily for any reason except “cause” (as defined in the agreements), he will receive prorated salary and benefits through the event. Payments, if any, under incentive plans, including annual and long-term incentive plans, will be determined by the terms of the respective plans. Mr. Pontarelli will receive a severance payment comprised of one year of his annual base compensation, plus his annual bonus at target, each in effect at the time of termination, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 12 months of Company subsidized participation in health benefit plans in which he was enrolled in prior to termination.

Mr. Wilson

Pursuant to an employment agreement, dated August 24, 2006, and as amended September 19, 2008, Mr. Peter W. Wilson serves as President and Chief Operating Officer, CNA Specialty, of the CNA insurance companies. The term of the agreement expires December 31, 2011 and current annual base compensation is $700,000, subject to discretionary adjustments by the Compensation Committee. Mr. Wilson is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 100% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Additionally, he is entitled to an annual stock option grant of 20,000 shares of common stock of the Company. In January 2010, pursuant to his agreement, Mr. Wilson received a special signing bonus of $500,000 that was deposited into his account under the CNA Supplemental Executive Savings and Capital Accumulation Plan. Mr. Wilson is also entitled to the remaining $350,000 of a $700,000 retention bonus, payable on June 30, 2010, so long as Mr. Wilson’s employment is not terminated by the Company for “cause” (as defined in the agreement) or Mr. Wilson does not voluntarily resign from the Company prior to June 30, 2010 (the first $350,000 installment of this retention bonus was paid on June 30, 2009).

If Mr. Wilson’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary, current year’s annual bonus, if any, based upon performance results and benefits through the event, and, within 30 days following termination, a lump sum severance payment comprised of two times his base compensation and two times his bonus at target in effect at the time of termination, but subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it. In addition, severance includes up to 24 months of Company subsidized participation in health benefit plans in which he was enrolled in prior to termination.

In the event any of the foregoing employment agreements, except in the case of Mr. Pontarelli, in effect is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, SARs or RSUs, all as determined in accordance with the applicable provisions of the respective agreements. Following the expiration or earlier termination of the agreements, each of the foregoing executives, except for Mr. Pontarelli, remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants. Mr. Pontarelli does not have a non-renewal provision in his letter agreements and as such, would not be entitled to any additional payments, benefits or vesting of equity, nor is he subject to any covenants post-termination.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following 2009 Outstanding Equity Awards at Fiscal Year End Table summarizes equity awards made to the NEOs which were outstanding as of the year ended December 31, 2009.

Name	Date of Grant	Option/SARs Awards					Stock Awards
		Number of Securities Underlying Unexercised Options/ SARs (#)	Number of Securities Underlying Unexercised Options/ SARs (#)		Option/ SARs Exercise Price (a) ($)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Thomas F. Motamed	1/2/2009	-0-	80,000	(b)	16.50	1/2/2019	—		—
	1/2/2009						130,464	(c)	$3,131,136
	2/4/2009									208,160	(d)	$4,995,840

D. Craig Mense	11/29/2004	25,000	-0-		26.15	11/29/2014	—		—	—		—
	2/9/2005	25,000	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	18,750	6,250	(e)	30.98	2/8/2016	—		—	—		—
	2/7/2007	12,500	12,500	(f)	41.86	2/7/2017	—		—	—		—
	2/6/2008	7,500	22,500	(g)	32.54	2/6/2018	—		—	—		—
	2/4/2009	-0-	30,000	(h)	11.51	2/4/2019	—		—	—		—
Jonathan D. Kantor	5/12/2000	12,000	-0-		32.03	5/12/2010	—		—	—		—
	5/2/2001	20,000	-0-		35.35	5/2/2011	—		—	—		—
	5/8/2002	20,000	-0-		29.15	5/8/2012	—		—	—		—
	5/7/2003	30,000	-0-		24.69	5/7/2013	—		—	—		—
	4/28/2004	30,000	-0-		26.27	4/28/2014	—		—	—		—
	2/9/2005	30,000	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	22,500	7,500	(e)	30.98	2/8/2016	—		—	—		—
	2/7/2007	15,000	15,000	(f)	41.86	2/7/2017	—		—	—		—
	2/6/2008	7,500	22,500	(g)	32.54	2/6/2018	—		—	—		—
	2/4/2009	-0-	30,000	(h)	11.51	2/4/2019	—		—	—		—

Thomas Pontarelli	5/7/2003	3,750	-0-		24.69	5/7/2013	—		—	—		—
	4/28/2004	7,500	-0-		26.27	4/28/2014	—		—	—		—
	2/9/2005	7,500	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	11,250	3,750	(e)	30.98	2/8/2016	—		—	—		—
	2/7/2007	7,500	7,500	(f)	41.86	2/7/2017	—		—	—		—
	2/6/2008	3,750	11,250	(g)	32.54	2/6/2018	—		—	—		—
	2/4/2009	-0-	15,000	(h)	11.51	2/4/2019	—		—	—		—
Peter W. Wilson	5/7/2003	5,000	-0-		24.69	5/7/2013	—		—	—		—
	4/28/2004	10,000	-0-		26.27	4/28/2014	—		—	—		—
	2/9/2005	15,000	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	15,000	5,000	(e)	30.98	2/8/2016	—		—	—		—
	2/7/2007	10,000	10,000	(f)	41.86	2/7/2017	—		—	—		—
	2/6/2008	5,000	15,000	(g)	32.54	2/6/2018	—		—	—		—
	2/4/2009	-0-	20,000	(h)	11.51	2/4/2019	—		—	—		—

(a)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).
(b)	SARs vest annually in installments of 25% beginning January 2, 2010, such that the SARs are fully exercisable on or after four years from the date of grant.
(c)	RSUs vest annually in installments of 25% beginning January 2, 2010, such that the RSUs are fully exercisable on or after four years from the date of grant.
(d)	RSUs, if earned, vest annually in installments of 25% beginning February 4, 2010, such that the RSUs are fully exercisable on or after four years from the date of grant.
(e)	SARs vest annually in installments of 25% beginning February 8, 2007, such that the SARs are fully exercisable on or after four years from the date of grant.
(f)	SARs vest annually in installments of 25% beginning February 7, 2008, such that the SARs are fully exercisable on or after four years from the date of grant.
(g)	SARs vest annually in installments of 25% beginning February 6, 2009, such that the SARs are fully exercisable on or after four years from the date of grant.
(h)	SARs vest annually in installments of 25% beginning February 4, 2010, such that the SARs are fully exercisable on or after four years from the date of grant.

2009 OPTION EXERCISES AND STOCK VESTED

There were no stock option or SARs exercises or stock award vesting by the NEOs during the year ended December 31, 2009.

2009 PENSION BENEFITS TABLE

The following 2009 Pension Benefits Table provides the present value of accumulated benefits payable to each of the NEOs under the qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Thomas F. Motamed	—	-0-	$0		$0

D. Craig Mense	—	-0-	$0		$0
Jonathan D. Kantor	CNA Retirement Plan	15.75	$470,799	(a)	$0
	CNA Supplemental
	Executive Retirement Plan	15.75	$6,372,903	(b)	$0

Thomas Pontarelli	CNA Retirement Plan	11.92	$487,877	(a)	$0
	CNA Supplemental
	Executive Retirement Plan	11.92	$2,708,234	(b)	$0
Peter W. Wilson	CNA Retirement Plan	17.25	$416,376	(a)	$0
	CNA Supplemental
	Executive Retirement Plan	17.25	$2,735,061	(b)	$0

(a)	The present value of accumulated benefit was determined assuming commencement at age 62 using a discount rate of 5.70% and the 2010 Annuitant Table specified in IRS Notice 2008-85. The mortality rates apply after commencement at age 62. The payment form reflects the availability and anticipated election of optional payment forms offered under the plan based on plan experience.
(b)

The present value of accumulated benefit was determined assuming commencement at age 62, with payment under the lump sum payment form. The lump sum payment at age 62 was determined using a forward rate application of the three-segment yield curve specified in IRS Notice 2008-112 applicable for payments after 2011 (2.35% for payments made during the first 5 years; 5.57% for payments made for the next 15 years;

and 6.29% for payments made thereafter) and the 2013 Table for Distributions Subject to §417(e)(3) as specified in IRS Notice 2008-85. The lump sum payment at age 62 was discounted to the measurement date using a discount rate of 5.70%.

Narrative Supplement to the 2009 Pension Benefits Table

CNA provides two defined benefit pension plans in which certain NEOs participate. The Retirement Plan is a defined benefit pension plan available to employees hired on or before December 31, 1999. This plan is qualified under Section 401(a) of the IRC. The SERP is a non-qualified defined benefit pension plan that provides benefits to employees who are eligible to participate in the Retirement Plan and whose accrued benefit under such plan is restricted by IRC Sections 401(a)(17) or 415.

CNA Retirement Plan

The Retirement Plan provides a life annuity benefit at normal retirement age equal to (1) less (2) below:

(1)	The sum of (A) and (B) below:

(A)	2% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service, up to a maximum of 25 years; and

(B)	0.6667% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service over 25 years, up to 15 such years.

(2)	1.4% of Primary Social Security Amount multiplied by years and months of Accrual Service, up to a maximum of 35 years.

“Highest Average Monthly Compensation” is computed as the average of the 60 consecutive months of compensation over the entire period of employment which produce the highest monthly average. Compensation includes base salary, incentive compensation, overtime, and incentive or performance bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under IRC Sections 401(k), 125 or 132(f)(4). Compensation recognized under the Retirement Plan is limited under the provisions of IRC Section 401(a)(17).

“Primary Social Security Amount” is an estimate of the monthly primary insurance amount available at age 65 computed under the Social Security Act in effect on January 1 of the year of determination. This amount is estimated by assuming annual wages for the period after termination of employment to age 65 are equal to earnings in the last full year of employment and past wages are estimated assuming wage increases of 6% per year from the later of age 22 or January 1, 1951.

“Accrual Service” is determined in years and months from the date of hire, with one month credited for any month in which the employee works.

Employees who are eligible to participate in the Retirement Plan include all employees of the Company and Continental Casualty Company hired prior to January 1, 2000. Eligible employees became participants in the Retirement Plan at the later of: (i) the date an employee attained age 21; (ii) the date an employee became an Eligible Employee; or (iii) the date the employee completed 1,000 hours of service.

A participant’s right to an accrued benefit under the Retirement Plan becomes non-forfeitable after three years of vesting service or when the participant attains normal retirement age (later of sixty-fifth birthday or fifth anniversary of the date of participation). The accrued benefit is payable on an unreduced basis on or after age 65. Participants who terminate with at least three years of vesting service and with the sum of their age and service greater than or equal to 65 are eligible for early retirement and may commence benefits at any time. Such benefits are reduced by 1/3 of 1 percent for each complete calendar month that commencement precedes the first of the month coincident with or next following their sixty-second birthday. Participants who terminate with at least ten years of vesting service, but prior to early retirement age, may commence receiving benefits as early as age fifty-five with a reduction of 1/2 of 1 percent for each complete calendar month that benefit commencement precedes the first of the month coincident with or next following their sixty-fifth birthday.

Participants who commence receiving benefits at an early retirement age are eligible for a supplemental benefit payable until they attain age 62. This benefit is equal to the offset described in (2) above reduced for early retirement.

The normal form of payment for a single participant is the single life annuity. The normal form of payment for a married participant is the qualified 50% joint and survivor annuity. Several optional forms of payment are offered. These include 50%, 66-2/3%, 75% and 100% joint and contingent annuities, and the single life annuity. Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at the age of the commencement of benefits.

The Retirement Plan provides benefits upon the death or disability of an active participant. The spouse of a deceased active participant who dies with at least three years of vesting service is eligible to receive 50% of the participant’s accrued benefit, assuming the participant had attained early retirement age at the date of death and retired with a 50% joint and survivor annuity payment form. The early retirement reduction in this case is 1/3 of 1 percent for each complete calendar month the date of death precedes the first of the month coincident with or next following the participant’s sixty-second birthday. Upon becoming disabled after five years of vesting service, the participant is eligible for additional Accrual Service to the earliest to occur of the cessation of disability, normal retirement age or the election of an earlier annuity starting date. Compensation while disabled is credited at the same rate of compensation in the last full month worked.

Of the NEOs, Messrs. Kantor, Pontarelli and Wilson are eligible to participate in the Retirement Plan. All three of these officers are eligible for early retirement benefits under the Retirement Plan.

CNA Supplemental Executive Retirement Plan

The SERP provides the portion of the Retirement Plan benefit which cannot be paid from the Retirement Plan due to the compensation limitations of IRC Section 401(a)(17) or the benefit amount limitations of IRC Section 415.

The provisions of the SERP are the same as the Retirement Plan. A participant who terminates and is eligible to receive a benefit under the Retirement Plan, whether a normal, early, or late retirement benefit, shall receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Retirement Plan if neither IRC Section 401(a)(17) nor IRC Section 415 tax limits applied to the participant’s actual Retirement Plan benefit. The amount of the benefit the participant would receive under the SERP shall be determined on the same basis as the participant’s actual Retirement Plan benefit, taking into account the participant’s age, compensation history, and service upon termination. The provisions of the SERP with respect to death and disability benefits are the same as the Retirement Plan.

A SERP benefit accrued after December 31, 2004 will be paid as a lump sum as soon as practicable after the participant’s termination of employment; provided that if the participant’s Rule of 65 Service, plus age on the termination date, do not equal at least 65, it shall be paid on the later of the date the participant terminates employment or the date he reaches either age 55 or age 65 if he had not completed 10 years as of December 31, 2008. The lump sum is equal to the actuarial equivalent of such benefit determined under the term of the Retirement Plan. The Company has also elected to pay all benefits accrued prior to January 1, 2005 in the form of a lump sum, but retains discretion to pay benefits accrued prior to January 1, 2005 either as a lump sum or as an annuity regardless of amount.

Messrs. Kantor, Pontarelli, and Wilson are eligible to participate in the SERP and are also eligible for early retirement benefits under the SERP.

2009 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following 2009 Non-Qualified Deferred Compensation Table provides information on executive contributions, earnings and account balances for the NEOs in the CNA SES-CAP, a non-qualified, unfunded and unsecured deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas F. Motamed	$0	$37,750	(c)	$648	—	$38,398	(c)
D. Craig Mense	$143,500	$142,483		$44,682	—	$1,089,939
Jonathan D. Kantor	$33,300	$23,310		$38,751	—	$870,567
Thomas Pontarelli	$82,250	$17,609		$35,592	—	$826,872
Peter W. Wilson (d)	$33,063	$17,267		$37,706	—	$845,327

(a)	Reflects amounts that have been reported as Salary in the Summary Compensation Table.
(b)	Includes Company performance and additional matching contributions, as further explained below, credited to the NEO’s account in 2009 calendar year for 2008 performance. Company performance and additional matching contributions for 2009 performance are credited to the NEO’s account in the first quarter of 2010 and are not reflected in this table. For information regarding employer contributions, please refer to the discussion in the “Narrative Supplement to the 2009 Non-Qualified Deferred Compensation Table” section following this table.
(c)	Mr. Motamed is 20% vested in the amount shown under Company Contributions in Last Fiscal Year. Mr. Motamed’s vested Aggregate Balance at Last Fiscal Year-End is equal to $7,680.
(d)	Amounts do not reflect the special contract signing bonus that was deposited into Mr. Wilson’s SES-CAP account in January 2010 pursuant to his employment agreement.

Narrative Supplement to the 2009 Non-Qualified Deferred Compensation Table

CNA’s defined contribution plans consist of the S-CAP, which is a tax-qualified 401(k) plan, and the SES-CAP, which is a non-qualified deferred compensation plan. Each full-time employee is eligible to participate in the S-CAP immediately upon hire, and generally may elect to contribute a portion of their compensation to the S-CAP as before-tax, after-tax or Roth 401(k) contributions. An employee whose compensation exceeds the limit on compensation that may be taken into account under the S-CAP as a result of IRC Section 401(a)(17) (which includes all of the NEOs) may elect to contribute up to 7% of eligible compensation to the S-CAP on a pre-tax or Roth basis, and defer up to 13% of eligible compensation to the SES-CAP until the Section 401(a)(17) limit is reached. Thereafter, the employee may defer up to 20% of the portion of eligible compensation that exceeds the Section 401(a)(17) limit to the SES-CAP on a pre-tax basis. In addition, if the employee’s total contributions to the S-CAP for a year would otherwise exceed the maximum amount that may be contributed for the year pursuant to IRC Sections 402(g) or 415, the excess may be credited to the SES-CAP.

Employer contributions to the SES-CAP are calculated on the same basis as contributions to the S-CAP as described below, but only to the extent that employer contributions to the S-CAP are limited by the IRC. The vesting requirements for employer contributions to the SES-CAP are also the same as the vesting requirements for contributions to the S-CAP. However, participants in the SES-CAP are not permitted to select among different investment funds, as are participants in the S-CAP. Instead, all accounts in the SES-CAP are credited with earnings at the rate earned by the S-CAP’s Fixed Income Fund.

Employees who elected to forego earning additional benefits in the Retirement Plan and all employees hired by Continental Casualty Company on or after January 1, 2000 receive an annual basic employer contribution to the S-CAP and SES-CAP, if applicable, of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional employer match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional employer matching contributions are referred to herein as “Enhanced S-CAP” and “Enhanced SES-CAP.” All eligible employees, regardless of their choice, are entitled to a 70% employer matching contribution to the S-CAP and SES-CAP, if applicable, on the first 6% of eligible compensation contributed by the employee. The employer matching contribution rates for employees during the first year of service are 50% of the foregoing.

Employer matching, basic and performance contributions to both the S-CAP and SES-CAP vest at the rate of 20% per year commencing with the first year of service. After five years of service, all accounts are fully vested. All of the NEOs, other than Mr. Motamed, are fully vested in their S-CAP and SES-CAP account balances.

All salary amounts and annual incentive cash compensation amounts are considered eligible compensation for purposes of the Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only base salary is considered eligible compensation for purposes of employer matching contributions to the S-CAP and SES-CAP.

Messrs. Kantor, Pontarelli and Wilson chose to continue accruing benefits under the Retirement Plan and SERP and are only eligible to receive employer matching contributions equal to 70% of the first 6% of eligible compensation contributed to the S-CAP and SES-CAP. Messrs. Motamed and Mense are both participants in the Enhanced S-CAP and Enhanced SES-CAP.

Mr. Motamed’s eligible compensation for purposes of elective contributions and employer matching contributions for the S-CAP is his base salary and, under the terms of his employment agreement, his eligible compensation for the SES-CAP includes both his base salary and his annual incentive cash compensation, provided that the aggregate amount of salary and annual bonus included for any full calendar year shall not exceed $3,500,000. During the 2009 performance year, Mr. Motamed did not elect to contribute any of his base salary or annual bonus to the SES-CAP. Therefore, he was only eligible for employer basic contributions under the SES-CAP.

2009 POTENTIAL PAYMENTS UPON TERMINATION TABLES

The following 2009 Potential Payments upon Termination Tables provide the present value of the potential payments upon termination. Please refer to the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section for more information regarding termination.

THOMAS F. MOTAMED

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$2,583,333	$0	$0	$0	$0	$2,583,333	$2,583,333	$2,583,333
Options/SARs/RSUs	$7,727,808	$7,727,808	$0	$0	$0	$7,727,808	$7,727,808	$7,727,808
Severance Related Payments (c)	$16,800,000	$1,800,000	$0	$0	$0	$2,050,000	$4,360,000	$0
Benefits and Perquisites (d)	$2,646	$1,890	$0	$0	$0	$1,890	$1,890	$0
Excise Tax and Gross-Up (e)	$0	$0	$0	$0	$0	$0	$0	$3,011,188
Total Potential Payments	$27,113,787	$9,529,698	$0	$0	$0	$12,363,031	$14,673,031	$13,322,329

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Motamed under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Motamed under the SES-CAP.
(b)	Represents payments due to Mr. Motamed if the Company has not made an offer to renew or extend Mr. Motamed’s employment agreement and, as a result, Mr. Motamed’s employment terminates.
(c)	Severance Related Payments include both severance payments due to the executive in connection with his termination, as described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

(d)	Amounts represent value of perquisites only and do not include amounts related to benefits since Mr. Motamed has elected not to participate in the Company’s health and welfare plans.
(e)	In the event of a change in control of the Company, Mr. Motamed may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Amounts represent potential reimbursements for any excise and income taxes that may be imposed on Mr. Motamed under IRC Section 4999.

D. CRAIG MENSE

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$1,400,000	$1,400,000	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$4,000,000	$4,000,000	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$10,730	$10,730	$0	$0	$0	$0	$0	$0
Total Potential Payments	$4,010,730	$4,010,730	$0	$0	$0	$1,400,000	$1,400,000	$0

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Mense under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Mense under the SES-CAP.
(b)	Represents payments due to Mr. Mense if the Company has not made an offer to renew or extend Mr. Mense’s employment agreement and, as a result, Mr. Mense’s employment terminates.
(c)	Severance Related Payments include both severance payments due to the executive in connection with his termination, as well as any retention bonus amounts, as described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

JONATHAN D. KANTOR

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$1,440,000	$1,440,000	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$4,000,000	$4,000,000	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$7,876	$7,876	$0	$0	$0	$0	$0	$0
Total Potential Payments	$4,007,876	$4,007,876	$0	$0	$0	$1,440,000	$1,440,000	$0

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Kantor under the SERP and the Retirement Plan. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Kantor under the SES-CAP.
(b)	Represents payments due to Mr. Kantor if the Company has not made an offer to renew or extend Mr. Kantor’s employment agreement and, as a result, Mr. Kantor’s employment terminates.
(c)	Severance Related Payments include both severance payments due to the executive in connection with his termination, as well as any retention bonus amounts, as described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

THOMAS PONTARELLI

Benefit (a)	Termination w/o Cause or for Good Reason (b)	Non-Renewal of Contract	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$0	$0	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$1,650,000	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$6,570	$0	$0	$0	$0	$0	$0	$0
Total Potential Payments	$1,656,570	$0	$0	$0	$0	$0	$0	$0

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Pontarelli under the SERP and the Retirement Plan. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Pontarelli under the SES-CAP.

(b)	Mr. Pontarelli only has a severance agreement that provides for severance benefits in the event he is terminated by the Company involuntarily for any reason except “cause” (as defined in his employment agreement). Please see the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section for additional details.
(c)	Severance Related Payments include both severance payments due to the executive in connection with his termination, as well as any retention bonus amounts, as described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

PETER W. WILSON

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$650,000	$0	$0	$0	$0	$780,000	$780,000	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$2,950,000	$1,650,000	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$27,192	$14,316	$0	$0	$0	$0	$0	$0
Total Potential Payments	$3,627,192	$1,664,316	$0	$0	$0	$780,000	$780,000	$0

(a)	Please refer to the Pension Benefits Table above for estimated payments to Mr. Wilson under the SERP and the Retirement Plan. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Wilson under the SES-CAP.
(b)	Represents payments due to Mr. Wilson if the Company has not made an offer to renew or extend Mr. Wilson’s employment agreement and, as a result, Mr. Wilson’s employment terminates.
(c)	Severance Related Payments include both severance payments due to the executive in connection with his termination, as well as any retention bonus amounts, as described in the “Narrative Supplement to the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

RELATED TRANSACTIONS

It is our policy that any transaction involving the Company or any of our subsidiaries in which any of our Directors, executive officers, principal Stockholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Audit Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our Stockholders, including our minority Stockholders.

Loews makes available to CNA the services of certain officers and executives of Loews. In February, 1975, CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February 2010 and the Audit Committee approved renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $295,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement, CNA reimbursed Loews $3,540,000 for services performed during 2009, and $53,340 for travel and similar expenses incurred during 2009.

During 2009, Loews or its subsidiaries paid premiums on bonds, insurance and administrative services to the CNA insurance companies at standard rates aggregating $2,319,234.

The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement (the “Tax Allocation Agreement”) that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. The Tax Allocation Agreement may be cancelled by CNA or Loews upon thirty (30) days’ prior written notice. In 2009, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in a decrease in the federal income tax liability for Loews. Accordingly, CNA has received or will receive approximately $180,000,000 from Loews for 2009 under the Tax Allocation Agreement.

The Company, certain Company subsidiaries and a Loews subsidiary have entered into an Investment Facilities and Services Agreement (the “Investment Services Agreement”). Under the Investment Services Agreement, a Loews subsidiary provides to the Company and certain of its subsidiaries certain investment facilities and services. The Company pays directly or reimburses a Loews subsidiary for all reasonable costs, expenses and disbursements incurred by a Loews subsidiary in providing the services which in 2009 amounted to $33,003,659.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 required our Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Based upon review of the information provided to the Company, we believe that all Section 16(a) filing requirements were complied with during the 2009 fiscal year.

APPROVAL OF THE AMENDED AND RESTATED CNA FINANCIAL CORPORATION

INCENTIVE COMPENSATION PLAN

(Proposal No. 2)

Effective as of January 1, 1996, the Company by duly adopted resolutions of its Board, authorized the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the “1996 Plan”). The 1996 Plan was subsequently amended by the Board, with Stockholder approval, in 2000, 2001 and 2005. As used herein, the term “Plan” shall refer to the 1996 Plan and the subsequent amendments.

In addition, as previously noted, the Company’s policy is, to the extent possible, to implement its compensation policy in a manner that maximizes the deductibility of compensation for federal income tax purposes. Under the Internal Revenue Code (“IRC”), the amount of compensation paid to each of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be “performance-based” is not subject to this limitation. Awards under the Plan are considered performance-based under the IRC if the Plan is approved by the Company’s Stockholders. Accordingly, the Board of Directors has directed that the Plan, as amended and restated as described herein (“New Plan”), be submitted to the Company’s Stockholders at the Annual Meeting for approval of the material terms of the performance-based awards for purposes of IRC Section 162(m).

The significant changes proposed to the New Plan are: (a) adding an expiration date to the New Plan in conformance with NYSE listing standards; (b) increasing the number of shares available for issuance of awards; (c) adding a book value component as a performance measure; (d) increasing individual maximum limits to ensure compliance with IRC Section 162(m); and (e) clarifying certain provisions related to the granting of restricted and performance share units. The material features of the New Plan are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the New Plan which is attached as Exhibit “A” to this Proxy Statement. If the Stockholders do not approve the New Plan, it will not become effective and the Plan will continue to be in effect without amendment, except that the term of the Plan shall automatically terminate on February 8, 2015.

Summary of the New Plan

Ten Year Term Limit. Pursuant to the requirements of Section 303A.08 of the NYSE listing rules, the New Plan imposes a ten year term limit. At the end of the proposed ten year term, the Company would need Stockholder approval of the New Plan to continue its terms and conditions. The Board of Directors may amend, suspend or terminate the New Plan at any time. No amendment, suspension or termination of the New Plan, however, may, without the consent of the particular participant, adversely affect the right of any participant or beneficiary under any award granted under the New Plan prior to the date such amendment is adopted by the Board of Directors. In the event of termination, the New Plan shall remain in effect as long as any awards under it are outstanding. The New Plan may not be amended, however, without Stockholder approval to the extent such approval is required by law or the rules of any exchange on which the Common Stock is traded.

Shares Available for Issuance Under the Plan. The Plan currently provides for the issuance of up to 4,000,000 shares of Common Stock pursuant to awards made thereunder. The New Plan authorizes the issuance of up to 6,000,000 such shares.

Through March 1, 2010, 4,706,849 options to purchase shares of Common Stock have been granted under the Plan, 913,749 shares of Common Stock have been issued upon the exercise of options or upon the vesting of restricted stock, of which, grants covering 1,725,075 shares of Common Stock have been forfeited, and 1,018,226 shares are currently available for future grants. If the New Plan is approved by the Stockholders, a total of 3,018,226 shares of Common Stock will be available for future equity grants, representing approximately 1.12% of the outstanding shares of Common Stock on March 1, 2010.

The fair market value, calculated as the average of its high and low sales prices on the NYSE Composite Tape, of a share of Common Stock on March 1, 2010 was $24.96.

The shares of Common Stock granted under the New Plan may consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Shares of Common Stock subject to awards which are forfeited due to expirations or terminations will become available for future equity grants under the New Plan.

Registration of Common Stock issued under the New Plan. 4,000,000 shares of Common Stock covered by the Plan have been registered under the Securities Act of 1933, as amended. The Company intends that the additional 2,000,000 shares of Common Stock covered by the New Plan will also be registered under the Securities Act of 1933, as amended. Such registration will, in most cases, permit the unrestricted resale in the public market of shares issued pursuant to the New Plan.

Addition of Book Value as a Performance Measure; Other Performance Measures. The New Plan adds a book value component as a performance measure (see item (e) below). While the Company recognizes the role of the net operating income measure it has utilized under the Plan in recent years, the Company proposes the inclusion of a book value measure in order to provide a stronger linkage to long-term Stockholder value creation. As further provided in Section 4.3 of the New Plan, the range of potential performance measures under the New Plan include the following (capitalized terms are as defined in the New Plan): (a) earnings (either in the aggregate or on a per-Share basis, and if on a per-Share basis reflecting such dilution of Shares outstanding as the Committee deems appropriate) before or after interest and taxes; (b) net income; (c) net operating income; (d) return measures (including return or net return on assets, net assets, investments, capital, equity, or gross sales); (e) Stockholder returns (including growth measures and Stockholder return or attainment by the Shares of a specified value for a specified period of time), book value, share price or share price appreciation; (f) cash flows; (g) dividends, dividend equivalents or other distributions on Shares; (h) gross revenues; (i) gross or net premiums written; (j) net premiums earned; (k) net investment income; (l) losses and loss expenses, loss ratios, expense ratios, or combined ratios; (m) underwriting and administrative expenses; (n) operating expenses; (o) stock price; (p) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (q) expense or cost levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified business units of the Company or its Subsidiaries; (r) net economic value; (s) market share or market penetration with respect to specific designated products or product groups; (t) customer retention goals; (u) customer satisfaction goals; (v) productivity improvements; or (w) attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, leadership effectiveness, negotiation of transactions and sales or development of long-term business goals.

Award Limits. The amount of Performance Units and Performance Bonuses (as defined in the New Plan) in any one calendar year for a single New Plan participant shall not exceed $6,000,000 in the case of an annual award and $9,000,000 in the case of other awards.

The aggregate number of shares of Common Stock that may be delivered under the New Plan shall not exceed 6,000,000 shares of Common Stock and no participant shall be awarded awards with respect to more than 600,000 shares of Common Stock in any one calendar year. To the extent that shares of Common Stock are not delivered to a Plan participant, the shares of Common Stock shall not be considered as delivered in calculating the maximum number of shares of Common Stock available for delivery under the New Plan.

Type of Awards. The Compensation Committee may grant Performance Bonuses, Options (including Incentive Stock Options and Non-Qualified Stock Options), SARs (including Tandem SARs), Restricted Shares, Performance Shares, Performance Units, Bonus Shares and Deferred Shares (including Restricted Share Units and Performance Share units) under the New Plan (each as defined in the New Plan). Performance Bonuses are cash awards based on attaining certain performance goals established by the Compensation Committee during a performance period. Options permit a plan participant to purchase shares of Common Stock at an exercise price established by the Compensation Committee, which shall not be less than fair market value on the date of the grant. SARs are rights to receive a payment in the future equal to the increase in the price of shares of Common Stock of the Company from a specified date. Restricted Shares are shares of the Company’s Common Stock which are subject to transfer restrictions and are subject to forfeiture if certain conditions specified in the award are not satisfied. Performance Shares are rights to receive shares of the Company’s Common Stock dependent on the fulfillment of certain performance conditions specified in the award. Performance Units are the right to receive a payment based on the fulfillment of certain performance conditions specified in the award. Bonus Shares are shares of the Company’s Common Stock that are awarded without cost and without restrictions in recognition of past performance or as an incentive to become an employee or consultant of the Company or a subsidiary. Deferred Shares are shares of the Company’s Common Stock which are awarded on a deferred basis specified in the award. Restricted Share Units are the right to receive a specified number of Deferred Shares of the Company’s Common Stock upon the completion of a specified period of continuous employment as specified in the award. Performance Share Units are the right to receive a specified number of Deferred Shares of the Company’s Common Stock subject to the fulfillment of certain performance conditions specified in the award.

Administration. The New Plan will be administered by the Compensation Committee. Subject to the terms of the New Plan, the Compensation Committee has broad authority to administer and interpret the New Plan, including the authority to determine who will receive a grant and to determine the specific provisions of that grant. The Compensation Committee also has the authority to accelerate the exercisability and extend the term of an outstanding award. Each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In addition, the Chief Executive Officer may make grants within certain restricted parameters, as further described in the New Plan.

Eligibility. Individuals who are eligible to participate in the New Plan are all employees, Directors and consultants of the Company or its subsidiaries, who in the opinion of the Compensation Committee, can materially influence the long-term performance of the Company or its subsidiaries. The Compensation Committee shall have the power and complete discretion to select those eligible persons who are to receive awards. As of March 1, 2010, approximately four hundred (400) Company employees would be eligible to participate in the New Plan.

Adjustment Upon Change in Capitalization, Dissolution, Liquidation, Merger or Asset Sale. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Compensation Committee will, in such manner as it may deem equitable, adjust awards to preserve the benefits or potential benefits of the awards. Actions by the Compensation Committee may include: (i) adjustment of the number and type of shares which may be delivered under the Plan; (ii) adjustment of the number and type of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options or other awards based on the Common Stock; and (iv) any other adjustments that the Compensation Committee determines to be equitable.

Non-Transferability of Awards. Awards are unassignable and nontransferable in whole or in part except as designated by the participant’s will or by the laws relating to descent and distribution; to immediate family members; to certain trusts used for estate planning and to corporations controlled by the grantee or his or her immediate family members.

Effect of Incentive Compensation Plan Awards on The Company’s Other Plans. Amounts payable under the New Plan shall not be taken into account as compensation for purposes of the Company’s retirement or savings plans, except to the extent otherwise provided by those plans, or by an agreement between the affected participant and the Company.

Federal Income Tax Consequences. The following is a brief summary of the principal federal income tax consequences of options under the New Plan based on current federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Non-Qualified Stock Option (“NQO”). In general, (i) an optionee will not be subject to tax at the time an NQO is granted, and (ii) an optionee will include in ordinary income in the taxable year in which he or she exercises an NQO an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon disposition of the Common Stock acquired upon exercise, appreciation or depreciation after the date ordinary income is recognized will be treated as capital gain (or loss). The Company generally will be entitled to a deduction in an amount equal to a recipient’s ordinary income in the Company’s taxable year in which the optionee includes such amount in income. The exercise of an NQO is subject to withholding of all applicable taxes.

Incentive Stock Option (“ISO”). No taxable income will be realized by an option holder upon the grant or exercise of an ISO. If shares are issued to an optionee pursuant to the exercise of an ISO granted under the New Plan and if no disposition of such shares is made by such optionee within two years after the date of grant of the ISO or within one year after the receipt of such shares by such optionee, then (i) upon a sale of such shares, any amount realized in excess of the exercise price of the ISO will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and (ii) the Company will be entitled to deduct such amount. Any additional gain or loss recognized by the option holder will be taxed as a short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company. If an ISO is exercised at a time when it no longer qualifies as an incentive stock option under the IRC, it will be treated as a NQO.

Stock Appreciation Right (“SAR”). Upon exercise of a SAR, the holder will recognize ordinary income equal to the value of the shares of Common Stock or cash received as a result of the exercise, and the Company will receive a deduction in the same amount. The exercise of a SAR is subject to withholding of all applicable taxes.

New Plan Benefits. Because benefits under the New Plan will depend on the Compensation Committee’s actions and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine at this time all of the benefits that might be received by employees, Directors and consultants if the New Plan is approved by stockholders.

The Board of Directors recommends a vote FOR Proposal No. 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as the independent registered public accounting firm for 2010. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s Stockholders at the Annual Meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. If the Company’s Stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

For the years ended December 31, 2009 and 2008, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.

Audit and audit-related fees aggregated $13.0 million and $12.6 million for the years ended December 31, 2009 and 2008, respectively and were composed of the below-described categories:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $12.3 million and $12.2 million, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the years ended December 31, 2009 and 2008 were $0.7 million and $0.4 million, respectively. These fees generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, accounting consultations and SEC-related matters.

Tax Fees

There were no aggregate fees billed for tax services for the years ended December 31, 2009 and 2008.

All Other Fees

The aggregate fees for services not included above were $3.9 and $2.7 million for the years ended December 31, 2009 and 2008.

Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairman of the Audit Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting.

All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

The Board of Directors recommends that the Stockholders vote FOR Proposal No. 3.

OTHER MATTERS

The Company is not aware of any other business to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the proxies will act in their best judgment on behalf of the Stockholders they represent.

The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mail, but regular employees of the Company or its subsidiaries may solicit proxies personally, by telephone, by electronic transmission or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS

The Company has a process by which Stockholders or other interested parties may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604. All such communications from Stockholders will be forwarded to the members of the Board.

Any Stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:

•	By submitting the communication in writing addressed to:

Presiding Director, Non-Management Directors of CNA Financial Corporation

c/o Senior Vice President, Audit, Compliance and Investigations

CNA Financial Corporation

333 South Wabash Avenue

24th Floor

Chicago, Illinois 60604

•	By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•	By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals for inclusion in proxy materials for the 2011 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604, and must be received by November 25, 2010 in order to be included in the Company’s proxy materials. Proxies solicited by the Company for the 2011 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 26, 2011 without a description of them in the proxy materials for that meeting.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 2, 2010

EXHIBIT A

CNA FINANCIAL CORPORATION

INCENTIVE COMPENSATION PLAN

(as amended and restated effective as of January 1, 2010)

CNA FINANCIAL CORPORATION

INCENTIVE COMPENSATION PLAN

(as amended and restated effective as of January 1, 2010)

Article 1. Establishment, Objectives and Duration

1.1. Establishment of Plan. Effective as of January 1, 1996, CNA Financial Corporation, a Delaware corporation (the “Company”), by duly adopted resolutions of its board of directors (the “Board”), authorized the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the “1996 Bonus Plan”), subject to approval by the Company’s stockholders, which was obtained on May 1, 1996. Effective as of August 4, 1999 (the “Effective Date”), the Company, by duly adopted resolutions of the Board, authorized the CNA Financial Corporation 2000 Long-Term Incentive Plan (the “1999 Bonus Plan”), subject to approval by the Company’s stockholders. Prior to approval by the Company’s stockholders, effective as of February 23, 2000, the Company, by duly adopted resolutions of the Board, authorized the CNA Financial Corporation 2000 Incentive Compensation Plan (the “2000 Bonus Plan”), subject to approval by the Company’s stockholders, which was obtained on May 11, 2000. Both the 1996 Bonus Plan and the 1999 Bonus Plan were merged into and superseded by the 2000 Bonus Plan. Effective as of March 12, 2001, the Company, by duly adopted resolutions of the Board, amended the 2000 Bonus Plan to modify the definition of “net income,” subject to approval by the Company’s stockholders, which was obtained on May 2, 2001. Effective as of February 9, 2005, the Company, by duly adopted resolutions of the Board, amended and restated the 2000 Bonus Plan, as amended in 2001, to increase the number of Shares (as defined in Article 2), as well as to make certain other changes (the “2005 Bonus Plan”), subject to approval by the Company’s stockholders, which was obtained April 27, 2005. As used herein, the term “Plan” shall refer to the 2005 Bonus Plan, as amended by this 2010 Restatement (as hereinafter defined).

Effective as of January 1, 2010 (the “Restated Effective Date”), this Plan is amended and restated in the form set forth herein (the “2010 Restatement”), subject to approval of the stockholders of the Company. If this 2010 Restatement is not approved by the stockholders within twelve (12) months after the Restated Effective Date, the amendments made by this 2010 Restatement shall be null and void, but the 2005 Bonus Plan shall remain in full force and effect in accordance with its terms and conditions prior to this 2010 Restatement, except that the term of the 2005 Bonus Plan shall automatically terminate on February 8, 2015, in accordance with Section 1.3.

1.2. Objectives of Plan. This Plan is intended to allow employees, directors and consultants of the Company and its Subsidiaries (as defined in Article 2) to obtain the economic benefits of equity ownership in the Company, thereby strengthening their commitment to the success of, and stimulating their efforts on behalf of, the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining employees, directors and consultants. This Plan is also intended: to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals; to motivate Eligible Persons (as defined in Article 2), by means of appropriate incentives, to achieve long-term Company goals, and reward Grantees (as defined in Article 2) for achievement of those goals; to provide incentive compensation opportunities that are competitive with those of other similar companies, and thereby promote the financial interest of the Company and its Subsidiaries; and, in the case of annual incentives, to provide a means of rewarding certain Eligible Persons with compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their contributions to the overall short-term and long-term enhancement of the value of the Company and its Subsidiaries.

1.3. Duration of Plan. This Plan commenced on the Effective Date and shall remain in effect until the day prior to the tenth (10th) anniversary of the Restated Effective Date, unless sooner terminated by the Board pursuant to Article 17 hereof, provided, however, that if this 2010 Restatement is not approved by the Company’s stockholders as provided in Section 1.1, the amendments made by this 2010 Restatement shall be null and void, but the 2005 Bonus Plan shall remain in full force and effect in accordance with its terms and conditions prior to this 2010 Restatement, except that the term of the 2005 Bonus Plan will automatically terminate on February 8, 2015 in accordance with this Section 1.3. No Awards (as defined in Article 2) may be granted after the date on which this Plan terminates, but all Awards granted prior to such date shall continue outstanding until such Awards expire, are exercised, are forfeited, or otherwise terminate in accordance with their terms. No Options, Restricted Shares, Restricted Share Units, Bonus Shares, Deferred Shares, Stock Appreciation Rights (“SARs”), Performance Units, Performance Shares, Performance Share Units or Performance Bonuses (which will be settled in shares) (each as defined in Article 2) may be granted under this Plan after all Shares reserved for delivery under this Plan pursuant to Article 4 have been exhausted.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, with all terms defined in the singular having the comparable meaning in the plural, and vice versa:

2.1. “1996 Bonus Plan” has the meaning set forth in Section 1.1.

2.2. “1999 Bonus Plan” has the meaning set forth in Section 1.1.

2.3. “2000 Bonus Plan” has the meaning set forth in Section 1.1.

2.4. “2005 Bonus Plan” has the meaning set forth in Section 1.1.

2.5. “2010 Restatement” has the meaning set forth in Section 1.1.

2.6. “Article” means an article of this Plan.

2.7. “Award” means Options (including Reload Options), Restricted Shares, Restricted Share Units, Bonus Shares, Deferred Shares, stock appreciation rights (SARs), Performance Units, Performance Shares, Performance Share Units and Performance Bonuses granted under this Plan.

2.8. “Award Agreement” means a written agreement by which an Award is evidenced.

2.9. “Board” has the meaning set forth in Section 1.1.

2.10. “Bonus Shares” means Shares that are awarded to a Grantee without cost and without restrictions in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), or as an incentive to become an employee, director or consultant of the Company or a Subsidiary or otherwise.

2.11. “Cause” as to a Grantee means (a) “cause” for discharge from employment as specified in an employment contract between the Grantee and the Company or any Subsidiary; or (b) if there is no employment contract, “cause” as defined in the Award Agreement; or (c) if “cause” is not otherwise defined in such employment contract or Award Agreement, as determined by the Committee:

(i) a Grantee’s engaging in any act or omission involving theft, malfeasance, gross negligence, fraud, dishonesty, moral turpitude, unlawful conduct, unethical conduct or breach of fiduciary duty;

(ii) a Grantee’s willful or reckless material misconduct in the performance of the Grantee’s duties, engaging in any act that violates, in any material respect, any written policy or procedure of the Company or any Subsidiary or engaging in any conduct that results in adverse publicity or harm to the business or reputation of the Company or any Subsidiary; or

(iii) a Grantee’s habitual neglect of duties;

provided, however, that for purposes of clauses (ii) and (iii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in, or not opposed to, the best interests of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled). A Grantee who agrees to resign from his or her affiliation with the Company or a Subsidiary in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of this Plan.

2.12. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions of the Code, any successor statute or any case law or regulations interpreting the same.

2.13. “Committee” has the meaning set forth in Section 3.1.

2.14. “Common Stock” means the common stock, $2.50 par value, of the Company.

2.15. “Company” has the meaning set forth in Section 1.1.

2.16. “Deferred Shares” has the meaning set forth in Section 10.2.

2.17. “Disability” means a physical or mental condition of the Grantee which, as determined by the Committee in its sole discretion based on all available medical information, would qualify the Grantee for benefits under the Company’s long-term disability plan as in effect when the determination is made (ignoring the requirements of any waiting period) if the Grantee were a participant in such plan (whether or not the Grantee actually participates therein). Notwithstanding the foregoing, if the Company has no long-term disability plan, “Disability” means a physical or mental condition of the Grantee which, as determined by the Committee in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders the Grantee incapable of performing any substantial portion of the service required by his or her employer.

2.18. “Disqualifying Disposition” has the meaning set forth in Section 6.4.

2.19. “Effective Date” has the meaning set forth in Section 1.1.

2.20. “Eligible Person” means: (a) any employee (including any officer) of the Company or any Subsidiary, including any such employee who is on an approved leave of absence, layoff, or has been subject to a disability which does not qualify as a Disability; (b) any person performing services for the Company or a Subsidiary in the capacity of a consultant; (c) any person performing services for the Company or a Subsidiary in the capacity of a member of the Board or as a member of the board of directors of such Subsidiary; and (d) any person for whom the Committee determines an Award would provide a material inducement to become an employee, director or consultant of the Company or a Subsidiary.

2.21. “Fair Market Value” means: (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; and (b) with respect to Shares, as of any date, (i) the average of the high and low trading prices on such date on the New York Stock Exchange Composite Transactions Tape (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported), (ii) if the Shares are not listed on the New York Stock Exchange, the average of the high and low trading prices of the Shares on such other national exchange on which the Shares are principally traded or as reported by the NASDAQ Stock Market, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market, or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined by the Committee.

2.22. “Freestanding SAR” means a SAR that is granted independently of any other Award.

2.23. “Grant Date” has the meaning set forth in Section 5.2.

2.24. “Grantee” means an individual who has been granted an Award.

2.25. “Incentive Stock Option” or “ISO” means an Option that: (a) is designated as an Incentive Stock Option in the Award Agreement granting such Option; and (b) is intended to meet the requirements of Section 422 of the Code for treatment as an Incentive Stock Option.

2.26. “Including” or “includes” mean “including, without limitation,” or “includes, without limitation,” respectively.

2.27. “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances.

2.28. “Non-Qualified Stock Option” or “NQSO” means an Option that is not an Incentive Stock Option.

2.29. “Option” means an option (including either an Incentive Stock Option or a Non-Qualified Stock Option) granted under Article 6 of this Plan.

2.30. “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.31. “Option Term” means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option, and as may, consistent with the provisions of this Plan, be extended from time to time by the Committee prior to the expiration date of such Option then in effect.

2.32. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

2.33. “Performance Bonus” means a cash bonus determined and awarded in accordance with Article 11.

2.34. “Performance Period” means the time period during which performance goals designated by the Committee shall be met.

2.35. “Performance Share” or “Performance Unit” has the meaning set forth in Article 9.

2.36. “Performance Share Unit” means a right to receive a specified number of Deferred Shares subject to the attainment of specified performance goals as provided in Section 10.3.

2.37. “Period of Restriction” means the period during which the transfer of Restricted Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events, each as determined by the Committee) or the Shares are otherwise subject to a substantial risk of forfeiture.

2.38. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, as the Securities Exchange Act of 1934 is amended from time to time.

2.39. “Plan” has the meaning set forth in Section 1.1.

2.40. “Reload Option” has the meaning set forth in Section 6.5.

2.41. “Reorganization Transaction” means the earlier of the approval by the Board or the approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company.

2.42. “Required Withholding” has the meaning set forth in Section 15.1.

2.43. “Restated Effective Date” has the meaning set forth in Section 1.1.

2.44. “Restricted Executive” means a Grantee who is the Chief Executive Officer of the Company, any officer of the Company who reports directly to the Chief Executive Officer of the Company, and any other officer of the Company or of a Subsidiary who is senior vice president (salary band 540 or equivalent) or above; provided, however, that the Committee may, at the time of any Award to any Grantee, determine that such Grantee be treated as a Restricted Executive for purposes of that Award; and further provided, however, that no Grantee shall be a Restricted Executive after the last day of the calendar year in which he or she ceases to be an employee of the Company (unless he or she is subsequently reemployed by the Company on terms and conditions making him or her a Restricted Executive as defined in this Section 2.44).

2.45. “Restricted Shares” means Shares that are subject to transfer restrictions and are subject to forfeiture if conditions specified in the Award Agreement applicable to such Shares are not satisfied.

2.46. “Restricted Share Unit” means a right to receive a specified number of Deferred Shares upon the completion of a specified period of continuous employment or other service as provided in Section 10.3.

2.47. “Retirement” means a Termination of Affiliation due to a Grantee’s cessation in providing services to the Company or Subsidiary (for any reason other than death, Disability or Cause) at or after the date the Grantee attains age 62, unless the Award Agreement or Committee provides otherwise.

2.48. “SARs” has the meaning set forth in Section 1.3.

2.49. “Section” means, unless the context otherwise requires, a section of this Plan.

2.50. “Section 409A Award” has the meaning set forth in Section 13.2.

2.51. “Share” means a share of Common Stock.

2.52. “Strike Price” of any SAR shall equal, for any Tandem SAR (whether granted at the same time as or after the grant of the related Option), the Option Price of such Option, or for any other SAR, 100% of the Fair Market Value of a Share on the Grant Date of such SAR; provided that the Committee may specify a higher Strike Price in the Award Agreement; and further provided that any SAR granted as a Substitute Award pursuant to Section 16.2 may be granted at such Strike Price as the Committee determines to be necessary to achieve preservation of economic value as provided in Section 16.2.

2.53. “Subsidiary” means, for purposes of grants of Incentive Stock Options, a corporation as defined in Section 424(f) of the Code (with the Company being treated as the employer corporation solely for purposes of this definition); and for all other purposes, with respect to any Person, any business entity in which such Person has a direct or indirect interest (whether in the form of stock ownership, voting power or participation in profits or capital contribution) of more than 50%, as determined by the Committee.

2.54. “Substitute Awards” has the meaning set forth in Section 16.2.

2.55. “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or the corporation resulting from any other transaction described in Section 4.2, if applicable, the corporation that owns, directly or indirectly, at least fifty percent (50%) of the aggregate voting power of the securities of such resulting corporation that are entitled to vote generally in the election of directors (other than a class of securities may have voting power by reason of the occurrence of a contingency).

2.56. “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which shall require cancellation of the right to purchase a Share under the related Option (and when a Share is purchased under the related Option, the Tandem SAR shall similarly be canceled).

2.57. “10% Owner” means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary.

2.58. “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or any Subsidiary in the capacity of an employee, consultant or director; or with respect to an individual who is an employee, consultant, or director of a Person which is a Subsidiary, the first day on which such Person ceases to be a Subsidiary.

Article 3. Administration

3.1. Committee. This Plan shall be administered by the Compensation Committee (formerly known as the Incentive Compensation Committee) of the Board, or such other committee of the Board as the Board shall appoint to administer this Plan (the “Committee”). In the event of any future change in the name or composition of the Compensation Committee, the committee that constitutes the “compensation committee” for purposes of Section 303A.05 of the New York Stock Exchange Listed Company Manual or its successor shall be the Committee unless otherwise determined by the Board. The number of members of the Committee shall be set and may, from time to time, be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate. If at any time any member of the Committee is not an “outside director,” as defined in regulations under Section 162(m) of the Code, then solely for purposes of granting Awards to Restricted Executives that are intended to qualify for the Performance-Based Exception, and determining the extent to which the performance goals for such Awards have been achieved, the Committee shall be comprised of a subcommittee consisting of all members of the Committee who are outside directors, as so defined.

3.2. Powers of Committee. Subject to the express provisions of this Plan and in addition to the authority and discretion granted elsewhere in this Plan, the Committee has full and final authority and sole discretion as follows:

(a) to determine when, to whom and in what types and amounts Awards should be granted, as well as any other terms and conditions applicable to each Award, including the Option Price, the Option Term and the benefit payable under any Bonus Shares, Deferred Shares, SARs, Performance Units, Performance Shares, Performance Bonuses, Performance Share Units or Restricted Share Units, and whether or not specific Awards shall be granted in connection with other specific awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards;

(b) to determine the amount, if any, that a Grantee shall pay for Restricted Shares or Deferred Shares, whether and on what terms to permit or require the payment of dividends, dividend equivalents or other distributions on Shares thereon to be deferred, what restrictions shall apply to Restricted Shares or Deferred Shares, when Restricted Shares or Deferred Shares (including Restricted Shares or Deferred Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(c) to construe and interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan, including determining whether a Termination of Affiliation is for Cause, Retirement, death, Disability or other reason;

(d) to make, amend, and rescind rules relating to this Plan, including rules with respect to the exercisability and nonforfeitability of Awards upon the Termination of Affiliation of a Grantee;

(e) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time in any manner permitted for Awards of such type by this Plan as then in effect; provided that the consent of the Grantee shall not be required for any amendment which (i) does not materially adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new or change in applicable laws or generally accepted accounting principles;

(f) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor, provided that the consent of the Grantee shall not be required for any new Awards that are of equivalent or greater economic value;

(g) to accelerate the exercisability (including exercisability within a period of less than six (6) months after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a Termination of Affiliation;

(h) subject to Sections 1.3, 5.3, 6.4 and 13.2, to extend the time during which any Award or group of Awards may be exercised;

(i) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of this Plan or to comply with applicable local laws;

(j) to restrict the authority delegated to the Chief Executive Officer pursuant to Section 3.3 or to delegate to the Chief Executive Officer of the Company, other executive officers of the Company, or other members or committees of the Board, the power to grant Awards from time to time to specified categories of Eligible Persons in amounts and on terms to be specified by the Committee, provided such authority shall under no circumstances allow any Awards to any Eligible Persons who are officers or directors with reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, which authority shall be in addition to the authority delegated to the Chief Executive Officer in Section 3.3, in which event the Committee’s delegates may exercise in their sole discretion all power and authority of the Committee with respect to such Awards, except as otherwise specified in this Plan or by the Committee;

(k) to delegate to officers, employees or independent contractors of the Company matters involving the routine administration of this Plan and which are not specifically required by any provision of this Plan to be performed by the Committee;

(l) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

(m) to take any other action with respect to any matters relating to this Plan for which it is responsible.

All determinations on any matter relating to this Plan or any Award Agreement may be made in the sole and absolute discretion of the Committee and all such determinations of the Committee shall be final, conclusive and binding on all Persons. The determinations of the Committee in granting Awards need not be uniform among Grantees and among Awards and no determination of the Committee with respect to any Grantee or Award shall entitle that Grantee or any other Grantee to the same determination with respect to any other Award. Notwithstanding the foregoing, however, unless there is a change in applicable laws, the Committee shall construe the terms of this Plan and of any Award Agreement consistently as to the meaning of the same language. No member of the Committee or any officer, committee or other person (including the Chief Executive Officer) acting pursuant to Sections 3.2(j) or 3.3 shall be liable for any action or determination made with respect to this Plan or any Award unless such action or determination constitutes a felony or other similar act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty.

3.3. Grant of Awards by Chief Executive Officer. Unless otherwise determined by the Committee, and to the extent permitted by applicable law, the Chief Executive Officer of the Company shall have the power and authority to grant Awards to any Eligible Persons whose position with the Company or any of its Subsidiaries is senior vice president (salary band 540 or equivalent) or below, so long as such Eligible Persons are not officers or directors with reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, and to determine the terms and conditions of any such Awards. The Chief Executive Officer, or such other officer as the Chief Executive Officer may designate, may exercise in his or her sole discretion all power and authority of the Committee with respect to such Awards except as otherwise specified in this Plan or by the Committee. Awards granted by the Chief Executive Officer pursuant to this Section 3.3, or by any officer, committee or other person (including the Chief Executive Officer) pursuant to Section 3.2(j), shall be treated as Awards granted by the Committee for all purposes of this Plan, except as otherwise specified herein, and any action taken by the Committee with respect to all Awards, including any action taken pursuant to Section 4.2, shall apply to Awards granted pursuant to this Section 3.3 or Section 3.2(j), unless otherwise specified by the Committee.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1. Number of Shares Available. Subject to Section 4.4 and to adjustment as provided in Section 4.2, the number of Shares originally reserved for delivery under this Plan was 2,000,000, which was increased to 4,000,000 by the 2005 Bonus Plan. Effective on the date that this 2010 Restatement is approved by the stockholders, the number of Shares reserved for delivery under this Plan shall be increased by 2,000,000 to 6,000,000 (including the original 4,000,000), subject to Section 4.4 and to adjustment as provided in Section 4.2. If any Shares subject to an Award granted hereunder are forfeited or an Award or any portion thereof otherwise terminates or is settled without the issuance of Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination or settlement, shall again be available for grant under this Plan. If any Shares (whether subject to or received pursuant to an Award granted under this Plan or any other plan, purchased on the open market, or otherwise obtained, and including Shares that are deemed (by attestation or otherwise) to have been delivered to the Company as payment for all or any portion of the Option Price of an Option pursuant to Section 6.7) are withheld or applied as payment by the Company in connection with the exercise of an Award hereunder or the withholding of taxes related thereto, such Shares, to the extent of any such withholding or payment, shall again be available or shall increase the number of Shares available, as applicable, for grant under this Plan. The Committee may from time to time determine the appropriate methodology consistent with this Section 4.1 for calculating the number of Shares issued pursuant to this Plan. Shares issued pursuant to this Plan may be treasury shares or newly-issued Shares.

4.2. Adjustments in Authorized Shares. If any dividends, dividend equivalents or other distributions on Shares (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that occurs at any time after the Effective Date affects the Shares in such a manner as to cause dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee will, in such manner as it may deem equitable, adjust any or all of the following: (a) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) with respect to which Awards may be granted; (b) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) subject to outstanding Awards; (c) the grant price, strike price, or exercise price with respect to any Award; and (d) the limitations on the maximum number and type of Shares available under this Plan and that may be granted as particular Awards as set forth in Section 4.1; or, if deemed appropriate, apply the provisions of Article 16; provided, in each case that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause this Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number; and provided further, that effective January 1, 2005, no such adjustment shall be made to an Option or SAR that would cause such Award to become subject to Section 409A of the Code unless such adjustment satisfies the requirements for a deferral of payment under Section 13.1.

4.3. Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders of the Company approve a change in the general performance measures set forth in this Section 4.3, the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Restricted Executives which are designed to qualify for the Performance-Based Exception, the performance measures to be used for purposes of such grants shall be chosen from among one or more or any combination of the performance measures relating to the Company, Subsidiary, operating unit or division that include the following:

(a) Earnings (either in the aggregate or on a per-Share basis, and if on a per-Share basis reflecting such dilution of Shares outstanding as the Committee deems appropriate) before or after interest and taxes;

(b) Net income;

(c) Net operating income;

(d) Return measures (including return or net return on assets, net assets, investments, capital, equity, or gross sales);

(e) Stockholder returns (including growth measures and stockholder return or attainment by the Shares of a specified value for a specified period of time), book value, share price or share price appreciation;

(f) Cash flows;

(g) Dividends, dividend equivalents or other distributions on Shares;

(h) Gross revenues;

(i) Gross or net premiums written;

(j) Net premiums earned;

(k) Net investment income;

(l) Losses and loss expenses, loss ratios, expense ratios, or combined ratios;

(m) Underwriting and administrative expenses;

(n) Operating expenses;

(o) Stock price;

(p) Satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures;

(q) Expense or cost levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified business units of the Company or its Subsidiaries;

(r) Net economic value;

(s) Market share or market penetration with respect to specific designated products or product groups;

(t) Customer retention goals;

(u) Customer satisfaction goals;

(v) Productivity improvements; or

(w) Attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, leadership effectiveness, negotiation of transactions and sales or development of long-term business goals.

The performance measure or measures selected from time to time in accordance with this Section 4.3 shall be collectively defined as the “Performance Measure.” Each goal may be expressed on an absolute and/or relative basis and may be expressed in terms of growth in or maintenance of a specified Performance Measure, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any business unit of the Company or its Subsidiaries, and the past or current performance of other companies. In establishing performance goals, the Committee shall establish definitions of the applicable Performance Measure and such definitions may provide for adjustments and may include or exclude items, including the following: realized investment gains and losses; other comprehensive income and accumulated other comprehensive income; extraordinary, unusual or infrequent items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, asbestos and environmental and mass tort losses, or financing activities; and expenses for restructuring or productivity initiatives and other non-operating items. Notwithstanding the foregoing, any adjustments to the performance goals for an Award which is designed to qualify for the Performance-Based Exception and which is held by a Restricted Executive shall be provided for in the terms of the original performance goal and based upon objectively determinable items so that a third party with knowledge of the relevant performance results could calculate the amount of the Award to be paid to the Grantee.

The Committee shall have the discretion to adjust the Awards and the determinations of the degree of attainment of the pre-established performance goals; provided, however, the Awards which are designed to qualify for the Performance-Based Exception, and which are held by Restricted Executives, may not be adjusted upward. The Committee, however, shall retain the discretion to adjust any Awards downward, except to the extent otherwise provided in the Award Agreement or in a previously executed agreement between the Company and the Grantee.

In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measure without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant or pay Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants or payments without satisfying the requirements of Section 162(m) of the Code.

4.4. Compliance with Section 162(m) of the Code.

(a) Section 162(m) Compliance. At all times when Section 162(m) of the Code is applicable, all Awards granted under this Plan to Restricted Executives shall, to the extent provided by the Committee, comply with the requirements of Section 162(m) of the Code; provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Awards available for grant under this Plan, then compliance with Section 162(m) of the Code will not be required; provided further that to the extent Section 162(m) or the regulations thereunder require periodic stockholder approval of such Performance Measures, such approval shall not be required for the continuation of this Plan or as a condition to grant any Award hereunder after such approval is required. In addition, in the event that changes are made to Section 162(m) of the Code to permit flexibility with respect to any Awards available under this Plan, the Committee may, subject to this Section 4.4, make any adjustments to such Awards or otherwise it deems appropriate.

(b) Section 162(m) Maximum Individual Limits. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of Shares (including a number of Shares equal to the number of SARs granted) for which Awards (other than Reload Options, Performance Units and Performance Bonuses) may be granted to any Grantee in any calendar year shall not exceed 600,000 and the number of Shares for which Reload Options may be granted to any Grantee in any calendar year shall not exceed 600,000. The maximum aggregate value of Performance Units and Performance Bonuses granted to any Grantee hereunder in any calendar year shall not exceed $6,000,000 in the case of annual awards and $9,000,000 in the case of other awards. Maximum limits under this Section 4.4(b) shall be calculated in accordance with Treasury Regulation §1.162-27(e)(2)(vi)(B).

Article 5. Eligibility and General Conditions of Awards

5.1. Eligibility. The Committee may grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

5.2. Grant Date. The “Grant Date” of an Award shall be the date on which the Committee grants the Award or such later date as specified by the Committee in the Award Agreement.

5.3. Maximum Term. The Option Term or other period during which an Award may be outstanding, unless otherwise provided in the Award Agreement, shall not extend more than ten (10) years after the Grant Date, and shall be subject to earlier termination as herein specified; provided, that the Option Term of any ISO shall not exceed ten (10) years; and provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee pursuant to Article 13 may, if so permitted or required by the Committee, extend more than ten (10) years after the Grant Date of the Award to which the deferral relates.

5.4. Award Agreement. To the extent not set forth in this Plan, the terms and conditions of each Award (which need not be the same for each grant or for each Grantee) shall be set forth in an Award Agreement.

5.5. Restrictions on Share Transferability. The Committee may include in the Award Agreement such restrictions on transferability of any Shares acquired pursuant to the exercise or vesting of an Award as it may deem advisable in its sole discretion.

5.6. Termination of Affiliation. Except as otherwise provided in an Award Agreement (including an Award Agreement, as amended by the Committee pursuant to Section 3.2), the extent to which the Grantee shall have the right to exercise, vest in, or receive payment in respect of an Award following a Termination of Affiliation shall be determined in accordance with the provisions set forth below in this Section 5.6, subject to the provisions of Section 13.2.

(a) For Cause. If a Grantee has a Termination of Affiliation for Cause:

(i) the Grantee’s Awards (including any Restricted Shares, Bonus Shares or Deferred Shares) that are forfeitable immediately before such Termination of Affiliation shall automatically be forfeited on such Termination of Affiliation, subject in the case of Restricted Shares to the provisions of Section 8.4 regarding repayment of certain amounts to the Grantee;

(ii) except as otherwise provided in Section 5.6(a)(iii), the Grantee’s Performance Shares, Deferred Shares, Restricted Share Units and Performance Share Units that were vested immediately before such Termination of Affiliation shall promptly be settled by delivery to such Grantee of a number of unrestricted Shares equal to the aggregate number of such vested Deferred Shares, Restricted Share Units, Performance Share Units and Performance Shares; and

(iii) any unexercised Option or SAR, and any Performance Share, Performance Unit, Performance Share Unit or Performance Bonus with respect to which the Performance Period has not ended immediately before such Termination of Affiliation, shall terminate effective immediately upon such Termination of Affiliation, and the Grantee shall receive no payment with respect to such Awards.

(b) On Account of Retirement, Death or Disability. If a Grantee has a Termination of Affiliation on account of Retirement, death or Disability:

(i) except as otherwise provided in Section 5.6(b)(iv), the Grantee’s Awards (including any Restricted Shares, Bonus Shares or Deferred Shares) that are forfeitable immediately before such Termination of Affiliation shall automatically be nonforfeitable on such Termination of Affiliation;

(ii) the Company shall promptly settle all Deferred Shares that constitute Restricted Share Units, whether or not forfeitable, by delivery to the Grantee (or, after his or her death, to his or her personal representative or beneficiary designated in accordance with Article 12) of a number of unrestricted Shares equal to the aggregate number of the Grantee’s Restricted Share Units, which delivery shall be made as soon as practical after the Termination of Affiliation occurs, but in no event later than March 15 of the year following the year in which the Termination of Affiliation occurs;

(iii) any unexercised Option or SAR, whether or not exercisable immediately before such Termination of Affiliation, may be exercised, in whole or in part, at any time after such Termination of Affiliation (but in either case only during the Option Term) by the Grantee (whether or not such exercise causes an Option to fail to qualify as an ISO) or, after his or her death, by (A) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee’s beneficiary designated in accordance with Article 12; and

(iv) the benefit payable with respect to any Performance Share, Performance Unit, Performance Share Unit or Performance Bonus, or any other Award, the payment of which is conditioned upon the achievement of performance targets, with respect to which the Performance Period has not ended immediately before such Termination of Affiliation, shall be determined as follows:

(A) in the case of death or Disability, there shall be delivered the number of unrestricted Shares, or paid the amount in cash, that would have been delivered or paid had the applicable performance goals been met at the target level for the Performance Period multiplied by the product of (1) and (2) below, which shall be delivered to the Grantee (or, after his or her death, to his or her personal representative or beneficiary designated in accordance with Article 12), as soon as practical after the Termination of Affiliation occurs, but in no event later than March 15 of the year following the year in which the Termination of Affiliation occurs, where:

(1) is a fraction, the numerator of which is the number of months that have elapsed since the beginning of such Performance Period to and including the month in which occurs the date of such Termination of Affiliation and the denominator of which is the number of months in the Performance Period; and

(2) is a percentage determined by the Committee that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such Termination of Affiliation would continue until the end of the Performance Period;

(B) the case of Retirement, there shall be delivered or paid to the Grantee, at the same time that payment is made with respect to comparable Awards for the same Performance Period held by active employees, the number of unrestricted Shares or the amount of cash that would have been delivered or paid to the Participant had he or she continued to be employed through the end of the Performance Period, multiplied by the fraction set forth in Section 5.6(b)(iv)(A)(1) above, which shall be based upon the actual extent to which the performance goals for the Performance Period were actually attained, except that in the case of any performance goal based upon the achievement of personal objectives, the Committee shall determine the extent to which the personal objectives would have been achieved based upon achievement as of the date of the Termination of Affiliation.

(c) Any Other Reason. If a Grantee has a Termination of Affiliation for any reason other than for Cause, Retirement, death or Disability, then:

(i) the Grantee’s Awards (including any Restricted Shares, Bonus Shares or Deferred Shares), to the extent forfeitable under this Plan or the Award Agreement immediately before such Termination of Affiliation, shall thereupon automatically be forfeited unless the Committee determines in writing otherwise, subject in the case of Restricted Shares to the provisions of Section 8.4 regarding repayment of certain amounts to the Grantee;

(ii) except as otherwise provided in Section 5.6(c)(iii), the Company shall promptly settle all Deferred Shares that constitute Restricted Share Units, that was vested immediately before such

Termination of Affiliation, by delivery to the Grantee (or, after his or her death, to his or her personal representative or beneficiary designated in accordance with Article 12) of a number of unrestricted Shares equal to the aggregate number of the Grantee’s Restricted Share Units, which delivery shall be made as soon as practical after the Termination of Affiliation occurs, but in no event later than March 15 of the year following the year in which the Termination of Affiliation occurs; and

(iii) any unexercised Option or SAR, and any Performance Share, Performance Unit, Performance Share Unit or Performance Bonus with respect to which the Performance Period has not ended immediately before such Termination of Affiliation, shall terminate effective immediately upon such Termination of Affiliation, and the Grantee shall receive no payment with respect to such Awards, unless the Committee determines in writing otherwise.

5.7. Nontransferability of Awards.

(a) Except as provided in Section 5.7(c) below, each Award and each and every right under any Award, shall be nontransferable and during the Grantee’s lifetime, shall be exercisable only by the Grantee, or, if permissible under applicable law, by the Grantee’s guardian or legal representative in the event of a Disability.

(b) Except as provided in Section 5.7(c) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution, or, in the case of Restricted Shares, to the Company, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a beneficiary in accordance with Article 12 shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) To the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer a Non-Qualified Stock Option, SAR, Restricted Share, Bonus Share, or Deferred Share Award to: (i) a spouse, sibling, parent or lineal descendant (including a lineal descendant by adoption) (any of the foregoing, an “Immediate Family Member”) of the Grantee; (ii) a trust, the primary beneficiaries of which consist exclusively of the Grantee or Immediate Family Members of the Grantee or the spouses of such Immediate Family Members; or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of the Grantee or Immediate Family Members of the Grantee or the spouses of such Immediate Family Members. This Section 5.7(c) shall not be construed to authorize a transfer of an Incentive Stock Option, Performance Unit, Performance Share, or Performance Bonus.

Article 6. Stock Options

6.1. Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Without limiting the generality of the foregoing, the Committee may grant to any Eligible Person, or permit any Eligible Person to elect to receive, an Option in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary, which Option may have a value (as determined by the Committee under Black-Scholes or any other option valuation method) that is equal to or greater than the amount of such other compensation.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other terms, conditions or provisions as the Committee shall determine.

6.3. Option Price. The Option Price of an Option under this Plan shall be determined by the Committee and shall be no less than 100% of the Fair Market Value of a Share on the Grant Date; provided, however, that any Option granted as a Substitute Award pursuant to Section 16.2 may be granted at such Option Price as the Committee determines to be necessary to achieve preservation of economic value as provided in Section 16.2.

6.4. Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate such Option as an Incentive Stock Option. Any Incentive Stock Option:

(a) shall, if granted to a 10% Owner, have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(b) shall have an Option Term of not more than 10 years (five years in the case of an Incentive Stock Option granted to a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(c) shall not have an aggregate Fair Market Value (as of the Grant Date of each Incentive Stock Option) of the Shares with respect to which Incentive Stock Options (whether granted under this Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary thereof (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year, determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”); and to the extent any Grant is in excess of such $100,000 Limit, a portion of such Grant equal to the $100,000 Limit shall be designated as an ISO and the remainder shall, notwithstanding its prior designation as an ISO, be regarded as a NQSO;

(d) shall require the Grantee to notify the Committee of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”) within ten (10) days of such Disqualifying Disposition; and

(e) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in Article 12 of this Plan and permitted by Section 422(b)(5) of the Code in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death.

Notwithstanding the foregoing, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option) take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.5. Grant of Reload Options. The Committee may in connection with the grant of an Option or thereafter provide that a Grantee who (a) is an Eligible Person when he or she exercises an Option (“Exercised Option”) and (b) satisfies the Option Price or Required Withholding applicable thereto with Shares (including Shares that are deemed to have been delivered as payment for all or any portion of the Option Price of an Exercised Option by attestation or otherwise) shall automatically be granted, subject to Article 4, an additional option (“Reload Option”) in an amount equal to the sum (“Reload Number”) of the number of Shares tendered (including Shares that are deemed to have been tendered) to exercise the Exercised Option plus, if so provided by the Committee, the number of Shares, if any, retained by the Company in connection with the exercise of the Exercised Option to satisfy any federal, state, local or foreign tax withholding requirements.

6.6. Conditions on Reload Options. Reload Options shall be subject to the following terms and conditions:

(a) the Grant Date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates;

(b) subject to Section 6.6(c), the Reload Option may be exercised at any time during the Option Term of the Exercised Option (subject to earlier termination thereof as provided in this Plan or in the applicable Award Agreement); and

(c) the terms of the Reload Option shall be the same as the terms of the Exercised Option to which it relates, except that, unless otherwise provided in the Award Agreement, the Option Price for the Reload Option shall be 100% of the Fair Market Value of a Share on the Grant Date of the Reload Option.

6.7. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by cash, personal check or wire transfer or, subject to the approval of the Committee, any one or more of the following means:

(a) tendering, either by actual tender or by attestation to ownership of, Mature Shares, valued at their Fair Market Value on the date of exercise;

(b) tendering Restricted Shares held by the Grantee for at least six (6) months prior to the exercise of the Option, each such Share valued at the Fair Market Value of a Share on the date of exercise; or

(c) pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

If any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Option Price, a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

If tender by attestation of ownership of Mature Shares is used to pay the Option Price, the number of Shares delivered upon exercise of the Option shall be limited to the difference between the number of Shares subject to the Option and the number of Shares tendered by attestation.

Article 7. Stock Appreciation Rights

7.1. Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to any Eligible Person at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall determine the number of SARs granted to each Grantee (subject to Article 4), the Strike Price thereof, and, consistent with Section 7.2 and the other provisions of this Plan, the other terms and conditions pertaining to such SARs.

7.2. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR: (a) the Tandem SAR will expire no later than the expiration of the underlying Option; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the Option Price of the Option.

7.3. Payment of SAR Amount. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the excess of the Fair Market Value of a Share on the date of exercise over the Strike Price; by

(b) the number of Shares with respect to which the SAR is exercised;

provided that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such percentage of the Fair Market Value of a Share on the Grant Date as the Committee shall specify. As determined by the Committee, the payment upon SAR exercise may be in cash, in Shares which have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

Article 8. Restricted Shares

8.1. Grant of Restricted Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2. Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Restricted Shares granted, and such other terms, conditions and provisions as the Committee shall determine. The Committee may impose such conditions or restrictions on any Restricted Shares as it may deem advisable, including restrictions based upon the achievement of specific performance goals (Company-wide, divisional, Subsidiary or individual), time-based restrictions on vesting, or restrictions under applicable securities laws. In the case of Restricted Shares, the vesting of which is based solely upon continued employment, the Period of Restriction shall terminate, and the Grantee shall be entitled to receive unrestricted shares, on the day on which the Grantee becomes eligible for Retirement and vesting is no longer conditioned upon the performance of additional services.

8.3. Consideration. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares. Such payment shall be made in full by the Grantee before the delivery of the Shares and in any event no later than ten (10) business days after the Grant Date for such Shares.

8.4. Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such Shares or acquired such Restricted Shares upon the exercise of an Option, unless the Committee determines in writing otherwise, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Shares, or (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the required amount as soon as is administratively practical. Such repurchased Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5. Escrow; Legends. The Committee may provide that any Restricted Shares (a) shall be held (together with a stock power executed in blank by the Grantee) in escrow by or under the sole control of the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited, (b) shall bear, on the underlying certificates, an appropriate legend restricting the transfer of such Restricted Shares, or (c) shall be under account controls restricting the transfer of such Restricted Shares if they are instead registered electronically in book-entry form through the Direct Registration Profile Modification System or any similar system. If any Restricted Shares become nonforfeitable, the Company shall cause such shares to be issued without such legend or restriction.

8.6. Stockholder Rights in Restricted Shares. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, including the right to vote such Restricted Shares and the right to receive dividends, dividend equivalents or other distributions on such Restricted Shares, except as otherwise provided in this Plan or Award Agreement. Any cash dividends that become payable on Restricted Shares shall be paid currently except to the extent the Award Agreement provides otherwise. Any stock dividends that become payable on Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are paid, except to the extent the Award Agreement provides otherwise. The Award Agreement may, but need not, provide for payment of interest on deferred dividends.

Article 9. Performance Units and Performance Shares

9.1. Grant of Performance Units and Performance Shares. Subject to the terms of this Plan, performance units (“Performance Units”) or performance shares (“Performance Shares”) may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2. Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set the beginning and ending dates of the Performance Period, select performance measures in accordance with Section 4.3, and set performance goals which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Grantee.

9.3. Earning of Performance Units and Performance Shares. Subject to the terms of this Plan (including Section 4.3 regarding the Committee’s discretion to make adjustments), after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

If a Grantee is promoted, demoted or transferred to a different business unit or a different position in the same business unit of the Company or a Subsidiary during a Performance Period, then, to the extent the Committee determines appropriate, the Committee may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them comparable to the initial performance goals or Performance Period.

9.4. Form and Timing of Payment of Performance Units and Performance Shares. Unless the Committee provides for a different method of payment, earned Performance Units or Performance Shares shall be paid in a lump sum following the close of the applicable Performance Period or may be deferred pursuant to Section 10.2 or Article 13. The Committee may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

As determined by the Committee, a Grantee may be entitled to receive any dividends, dividend equivalents or other distributions declared with respect to Shares which have been earned in connection with grants of Performance Units or Performance Shares but not yet distributed to the Grantee.

Article 10. Bonus Shares and Deferred Shares

10.1. Bonus Shares. Subject to the terms of this Plan, the Committee may grant Bonus Shares to any Eligible Person in such amount and upon such terms and conditions, at any time and from time to time, all as shall be determined by the Committee.

10.2. Deferred Shares. Subject to the terms and provisions of this Plan including, without limitation, Section 13.2, shares may be granted on a deferred basis to any Eligible Person in such amounts and upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee (“Deferred

Shares”). The Committee may impose such terms, conditions or restrictions on any Deferred Shares as it may deem advisable, including time-vesting restrictions and deferred payment features. The Committee may cause the Company to establish a grantor trust to hold Deferred Shares. Without limiting the generality of the foregoing, the Committee may grant to any Eligible Person, or permit any Eligible Person to elect to receive, Deferred Shares in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary; provided, however, that effective from and after January 1, 2005, any substitution of Deferred Shares for other compensation must satisfy the requirements of Article 13.

10.3. Restricted Share Units and Performance Share Units. Awards of Deferred Shares subject to vesting may be designated by the Committee in the Award Agreement as Restricted Share Units if the vesting of the Grantee’s right to the Deferred Shares is condition upon continued employment or other affiliation for a specified period of time, or as Performance Share Units if the vesting of the Grantee’s right to the Deferred Shares is conditioned upon the achievement of performance goals (whether or not also conditioned upon continued employment). An Award of Performance Share Units to a Restricted Executive may be designated by the Committee as an Award that is intended to comply with the Performance-Based Exception, in which event the provisions of Article 11 applicable to a Performance-intended to comply with the Performance-Based Exception shall apply to the Performance Share Units. A Grantee of Restricted Share Units or Performance Share Units shall be entitled to receive one (1) Share for each such Restricted Share Unit or Performance Share Unit that vests, which, unless otherwise provided in the Award Agreement, shall be delivered to the Grantee as soon as practicable, but not later than March 15 of the year following the year in which the Restricted Share Unit or Performance Share Unit vests, subject to the remaining provisions of this Plan and the Award Agreement.

Article 11. Performance Bonuses

11.1. Performance Bonuses. Subject to the terms of this Plan, the Committee may grant Performance Bonuses to any Eligible Person, in such amount and upon such terms and conditions, and at any time and from time to time as shall be determined by the Committee.

11.2. Performance Periods, Measures and Goals. For each Performance Bonus the Committee shall establish the beginning and ending dates of the Performance Period, select the performance measures in accordance with Section 4.3 and establish the performance goals for the Performance Measure to be applied for that Performance Period. The Committee may, but shall not be required to, establish one (1) or more Performance Periods that begin before the last day of any other Performance Periods, may establish Performance Periods that extend for more than one (1) calendar year or may grant Performance Bonuses that extend for more than one (1) consecutive Performance Period (a “Multiple Award Period”).

11.3. Determination of Performance Goals. A Performance Bonus shall specify the payment amount or percentage of the Performance Bonus for the Performance Period for each Grantee at designated levels of achievement of the relevant performance measures. In the case of a Performance Bonus to a Restricted Executive, if the Committee intends such Performance Bonus to qualify for the Performance-Based Exception, the following shall apply: (a) the selection of the performance measures, the establishment of the performance goals and the determination of the amount or percentage of the Performance Bonus payable at designated levels of achievement of the performance measures shall be made not later than the ninetieth (90th) calendar day of the Performance Period; (b) in the case of a Multiple Award Period, the selection of the performance measures, the establishment of the performance goals, and the determination of the amount or percentage of the Performance Bonus payable at designated levels of achievement of the performance measures, shall be done not later than the ninetieth (90th) calendar day of the first (1st) Performance Period; and (c) notwithstanding (a) and (b), the performance goals shall be established while the outcome as to the performance goals is substantially uncertain, and in no event shall the performance goals be established after more than twenty-five percent (25%) of the Performance Period or the Multiple Award Period, as appropriate, has elapsed.

11.4. Adjustment of Goals. The Committee may in its discretion (a) decrease (or for a Grantee other than a Restricted Executive whose award is intended to qualify for the Performance-Based Exception, also increase) the amount or percentage of the Performance Bonus payable for such Grantee at designated levels of achievement of the performance measures, or (b) increase (or for a Grantee other than a Restricted Executive whose award is intended to qualify for the Performance-Based Exception, also decrease), the designated level of achievement of the performance measures to make payable the stated amount or percentage of the Performance Bonus, at any time during a Performance Period (including any Multiple Award Period).

11.5. Determination and Payment of Bonus. As soon as practicable after the necessary financial data for a Performance Period are available to the Committee, the Committee shall make a written determination of the extent of the achievement of the performance goals for the Performance Bonus for that Performance Period, and shall make a written determination of the amount, if any, to be distributable with respect to a Performance Bonus for the Performance Period. Distributions with respect to any Performance Bonus shall be subject to the following:

(a) except as otherwise specifically provided in the Award Agreement reflecting the terms and conditions of a Performance Bonus, the Committee may in its discretion, reduce the amount of any Performance Bonus or cancel the Award for any reason whatsoever for any Grantee (including a Restricted Executive) at any time prior to payment; and

(b) except as otherwise provided by the Committee, Performance Bonuses shall be settled through cash payments, which shall be made as soon as practicable after the Committee makes the determination described in this Section 11.5.

Article 12. Beneficiary Designation

12.1. Beneficiary Designation. Each Grantee under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s surviving spouse, if any, or if none, then to the Grantee’s estate.

Article 13. Deferrals

13.1. Deferrals.

(a) The Committee may permit or require in an initial Award Agreement, or permit with the consent of the Grantee in any amendment to the Award Agreement, the Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the satisfaction of any requirements or goals with respect to Performance Units, Performance Shares or Performance Bonuses, the grant of Bonus Shares or the expiration of the deferral period for Deferred Shares. In the case of an Award to a Restricted Executive, the Committee may require such deferral after the initial Award without the consent of the Grantee; provided, however, that if the Committee requires deferral without the consent of the Grantee of an Award which is or may be payable in cash, the Committee shall cause the Company to pay (at such time as such Award is paid) interest on the amount of such Award for the period of required deferral at a rate not less, from time to time, than the rate charged to the Company by its principal revolving credit lender, or if none, than at the publicly announced prime lending rate of Citibank, N.A. (or any successor thereto) plus one percentage point. The Committee may require amounts relating to deferred Awards to be held in a grantor trust created by the Company or a Subsidiary, and shall establish such other rules and procedures for such deferrals, consistent with this Article 13 and Section 409A of the Code, as the Committee in its discretion determines.

(b) Effective from and after January 1, 2005, the provisions set forth below will apply to deferrals that are either elected by the Grantee or required or permitted by the Company after the Award is granted.

(i) Except as otherwise expressly provided in an Award Agreement, an election to defer by the Grantee must be made in writing and become irrevocable not later than the last day of the year prior to the year in which the Award is granted. An Award Agreement may permit an elective deferral at a later date only if the Committee determines that such later date is permitted by Section 409A of the Code.

(ii) Except as otherwise provided in Section 13.1(b)(iii), if a deferral is required or permitted by the Company after the Award is originally granted, the date of payment must be specified and irrevocable not later than twelve (12) months prior to the date the payment would otherwise have been made (and if the Award becomes payable under its original terms during such twelve (12) month period, the deferral shall not apply), and payment must be deferred for at least five (5) years from the date the payment would otherwise have been made (unless the Award becomes payable as a result of the Grantee’s death or disability, as defined in Section 409A of the Code); provided, however, that if the Award would otherwise have been exempt from Section 409A of the Code as a short-term deferral as defined in the regulations under Section 409A of the Code, the date of payment may be specified not later than twelve (12) months prior to date the Award would no longer be subject to a substantial risk of forfeiture, and the requirement that payment be deferred for five (5) years shall not apply in the case of a payment to be made upon the occurrence of a change in control event (as defined in Section 409A).

(iii) If the Committee reasonably determines that payment of an Award on the date specified in the Award Agreement would cause the payment to not be deductible under Section 162(m) of the Code or would violate any federal securities law or other applicable law, payment shall be deferred until the first (1st) year in which the payment is deductible, or the earliest date on which payment would not cause such violation, in accordance with the regulations under Section  409A of the Code.

13.2. Compliance with Section 409A of the Code.

(a) Effective from and after January 1, 2005, all Awards that constitute deferred compensation subject to Section 409A of the Code shall be administered in accordance with Section 409A of the Code and the then current regulations thereunder, and the provisions of this Plan and all Award Agreements shall be construed in accordance therewith. An Award shall constitute deferred compensation subject to Section 409A of the Code (a “Section 409A Award”) if any of the following occur: (i) the Award is an Option, SAR or grant of Restricted Shares or Bonus Shares and the Award Agreement provides, or is amended to provide, for a deferral pursuant to Section 13.1, or, in the case of an Option or SAR, the Shares do not constitute “service recipient stock” as defined in Section 409A of the Code with respect to the Grantee; (ii) the Award is a grant of Performance Units, Performance Shares, Deferred Shares, or a Performance Bonus, and the payment of such Award occurs, or is conditioned upon an event that may occur, after March 15 of the year following the year in which the Grantee’s right to payment is no longer subject to a substantial risk of forfeiture; or (iii) any other Award that the Committee determines is subject to Section 409A of the Code; provided, however, that an Award that was granted and became fully vested prior to January 1, 2005 shall not be considered a Section 409A Award unless the terms of the Award are materially modified after October 3, 2004.

(b) Anything else contained in this Plan to the contrary notwithstanding, the provisions set forth below shall apply to the payment of any Section 409A Award.

(i) Any such Award shall be paid to the Grantee, to the extent earned, not later than the last day of the year in which the right to the payment is earned or, if later, the ninetieth (90th) day after the right to the payment is earned; provided that the Grantee shall not be permitted, directly or indirectly, to designate the calendar year in which the payment is made.

(ii) The date on which the right to a performance-based Award, subject to Article 11, is earned shall be the last day of the Performance Period rather than the date upon which the Committee determines that the

Performance Measure has been satisfied (unless the Committee has the unilateral right to cancel the Award pursuant to Section 11.5), and the Committee shall make such determination, if at all, prior to the last date for payment of the Award as provided above; provided, however, that if the terms of such Award provide for payment without regard to whether the Performance Measure is satisfied under any circumstances, the first (1st) date upon which the Grantee has the right to payment regardless of whether the performance measures are satisfied shall be the date on which the right to payment is earned unless the terms and conditions of the Award Agreement provide that the Award may not be paid until after the end of the Performance Period.

(iii) The terms of an Award Agreement may only permit a Section 409A Award to be paid upon a specified date (including the end of a Performance Period), or upon the Grantee’s death, disability, separation from service, or severe financial hardship, or the occurrence of a change in control event with respect to the Grantee. For purposes of determining the date of payment, the terms “disability”, “separation from service”, “severe financial hardship” and “change in control event” shall all have the meanings provided in the regulations under Section 409A of the Code, and any reference to termination of employment or affiliation in an Award Agreement shall mean “separation from service” as so defined, and any reference to a change of control shall mean a “change in control event” as so defined, if such terms define the time at which the Award may be paid. No change to the time of payment of a Section 409A Award may be made after the original date of grant unless such change is a permissible deferral under Section 13.1(b), or is otherwise permitted by Section 409A of the Code.

(iv) If any such Award becomes payable to a “specified employee,” as determined under the CNA Supplemental Executive Retirement Plan, prior to the date upon which it would otherwise have been payable by reason of the Grantee’s termination of employment, such Award shall not be paid to the Grantee until six (6) months after the Grantee incurs a separation from service, as defined in Section 409A of the Code, even if such date is after the last date specified in Section 13.2(b)(i). For purposes of this Section 13.2(b)(iv), the status of Grantees as designated employees shall be determined as of December 31 of each year, and if a Grantee is determined to be a designated employee on any December 31, the restriction of this Section 13.2(b)(iv) shall apply if and only if he or she incurs a termination of employment during the twelve month period commencing on the following April 1.

Article 14. Rights of Employees, Consultants and Directors

14.1. Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Grantee’s employment, consultancy or service as a member of the Board at any time, nor confer upon any Grantee the right to continue in the employ or as a consultant or director of the Company or any Subsidiary.

14.2. Participation. No employee, consultant or director shall have the right to be selected to receive an Award, or, having been so selected, to be selected to receive a future Award.

Article 15. Withholding

15.1. Withholding

(a) Mandatory Tax Withholding. Whenever under this Plan Shares are to be delivered upon exercise or payment of an Award or upon Restricted Shares becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, including a Grantee’s making an election under Section 83(b) of the Code, the Company shall be entitled to require (i) that the Grantee remit an amount in cash, or if permitted by the Committee, Mature Shares, sufficient to satisfy all federal, state, local and foreign tax withholding requirements related thereto (“Required Withholding”), (ii) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under this Plan or otherwise, or (iii) any combination of the foregoing.

(b) Elective Share Withholding.

(i) Subject to Section 15.1(b)(ii), a Grantee may elect the withholding (“Share Withholding”) by the Company of a portion of the Shares subject to an Award upon the exercise of such Award or upon Restricted Shares becoming non-forfeitable or upon making an election under Section 83(b) of the Code (each, a “Taxable Event”) having a Fair Market Value equal to the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event.

(ii) Each Share Withholding election shall be subject to the following conditions:

(A) any Grantee’s election shall be subject to the Committee’s discretion to revoke the Grantee’s right to elect Share Withholding at any time before the Grantee’s election if the Committee has reserved the right to do so in the Award Agreement;

(B) the Grantee’s election must be made on or before the date on which the amount of tax to be withheld is determined; and

(C) the Grantee’s election shall be irrevocable.

15.2. Notification under Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter prior to such an election being made, prohibit a Grantee from making the election described above.

Article 16. Certain Extraordinary Events

16.1. Certain Reorganization Transactions or Other Events. In the event of a Reorganization Transaction or other transaction described in Section 4.2 as a result of which (a) the Company is not the Surviving Corporation or the stock of the Surviving Corporation will not be publicly traded, or (b) in the determination of the Committee, the attainment of relevant performance measures established as performance goals in connection with restrictions on any outstanding Restricted Shares, or any outstanding Performance Units, Performance Shares, and Performance Bonuses, or any of them, will not reasonably be ascertainable, the Committee may in its discretion cancel any or all Awards or class of Awards without the consent of any Grantee; provided, however, that in lieu of such Awards the Company shall pay the following to the Grantee in cash as soon as reasonably practicable after such determination by the Committee:

(i) with respect to any Restricted Share or Restricted Share Unit as to which the restrictions have not lapsed in connection with such event, the Fair Market Value of a Share (determined as nearly as practicable to the time of such transaction);

(ii) with respect to any Option or SAR, the positive difference (if any) between the Fair Market Value of the Shares subject to the Option or SAR (determined as nearly as practicable to the time of such transaction) and the Option Price or Strike Price of the Option or SAR; provided, however, that no duplicate payment will be made for Tandem SARs and further provided, however, that the amount paid with respect to any Option shall not be less than the Fair Market Value of the Option (determined as nearly as practicable to the time of such transaction) under a recognized option pricing model selected by the Committee; and

(iii) with respect to any Performance Unit, Performance Share, Performance Share Unit, or Performance Bonus, the amount that would be payable to the Grantee under Section 5.6(b) if he or she had a Termination of Affiliation on account of Retirement on the date of the transaction.

16.2. Substituting Awards in Certain Corporate Transactions. In connection with the Company’s acquisition, however effected, of another corporation or entity (the “Acquired Entity”) or the assets thereof, the

Committee may, at its discretion, grant Awards (“Substitute Awards”) associated with the stock or other equity interest in such Acquired Entity (“Acquired Entity Award”) held by such Grantee immediately prior to such Acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price and on such terms as the Committee determines necessary to achieve preservation of economic value; provided, however, that if the Option Price or Strike Price of any Substitute Award that is an Option or SAR is less than the Fair Market Value of the stock or other equity interest with respect to which such Substitute Award is granted, such Substitute Award shall either satisfy the requirements for a stock right issued in substitution for another stock right pursuant to Section 409A of the Code, or shall satisfy the requirements for a Section 409A Award pursuant to Article 13.

Article 17. Amendment, Modification, and Termination

17.1. Amendment, Modification, and Termination. Subject to the terms of this Plan, the Board may, at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part without the approval of the Company’s stockholders.

17.2. Adjustments Upon Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards and Award Agreements in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, subject to Section 4.3 in the case of an Award intended to qualify for the Performance-Based Exception.

17.3. Awards Previously Granted. Except as otherwise expressly provided in this Plan, no termination, amendment or modification of this Plan and no modification of an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan without the written consent of the Grantee of such Award, provided, however, that to the extent any Award shall be adversely affected by any amendment or modification of this Plan, the provisions of this Plan in toto as in effect as of the Grant Date of such Award shall prevail.

Article 18. Additional Provisions

18.1. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of the Company.

18.2. Gender and Number. Except where otherwise indicated by the text and context of this Plan, any masculine term used herein also shall include the feminine, the plural shall include the singular, the conjunctive shall refer to the disjunctive, and vice versa.

18.3. Severability. If any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of this Plan. Any Section or part of a Section so declared to be unlawful or invalid shall be construed in a manner which will give effect to the remaining terms and conditions of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.4. Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required, from time to time. Notwithstanding any provision of this Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Grantee if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable laws or regulations.

18.5. Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to Awards under this Plan as it may deem advisable. All Shares delivered under this Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which Shares are then listed, any applicable securities law. In addition, the Committee may cause a legend to be placed on any such certificates evidencing the Shares to refer to such restrictions or similar account controls to be effected if the Shares are instead registered electronically in book-entry form through the Direct Registration Profile Modification System or any similar system. Further, if so requested by the Company, the Grantee shall represent to the Company in writing that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933 or unless he or she shall have furnished to the Company evidence satisfactory to the Company that such registration is not required.

(b) If the Committee determines that the exercise of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company’s equity securities are then listed, then the Committee may postpone any such exercise or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

18.6. No Rights as a Stockholder. Subject to Section 8.6 regarding Restricted Shares, a Grantee shall not have any rights as a stockholder with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her.

18.7. Nature of Payments. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between (i) the Company or any Subsidiary and (ii) the Grantee, all except as such plan or agreement shall otherwise expressly provide.

18.8. Scope of Plan. Nothing in this Plan shall be construed to prevent the Board, the Committee, or any other officer of the Company or any Subsidiary authorized to determine compensation of employees, directors and consultants of the Company or such Subsidiary, from awarding any cash bonus or other cash incentive or achievement compensation to any Person for such reasons and on such terms and conditions, whether or not consistent with this Plan, as they in their authorized discretion determine is appropriate.

18.9. Awards under Prior Bonus Plans. Each Award under the 1996 Bonus Plan or the 2000 Bonus Plan that was outstanding when the plan was merged into the successor plans as of the respective effective date continued in effect as an Award under the successor plan, but was administered subject to all the terms and provisions of the successor plan, all except to the extent application of any provision of the successor plan violated the requirements of Section 17.3. Similarly, each Award under the 2005 Bonus Plan outstanding when the 2005 Bonus Plan is merged into this Plan shall continue in effect as an Award under this Plan and shall be administered as an Award under this Plan from and after the Restated Effective Date, except to the extent application of this Plan would violate the requirements of Section 17.3.

18.10. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Illinois other than its laws respecting choice of law or conflicts of law.

CNA FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 28, 2010

8:30 a.m.

CNA Financial Corporation

333 South Wabash Ave.

Chicago, IL 60604

333 South Wabash Ave. Chicago, IL 60604	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2010 at 8:30 a.m.

T. F. Motamed, J. Rosenberg, J. S. Tisch (the “Proxy Committee”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 28, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR the Election of All of the Nominees in Proposal 1, FOR the Amendment and Approval of the CNA Financial Corporation Incentive Compensation Plan in Proposal 2, and FOR the Approval of Deloitte and Touche LLP as independent registered public accountants for 2010 in Proposal 3.

In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.

100461

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.eproxy.com/cna
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.
VOTE BY PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.
Please have your proxy card and last four digits of your social security number or tax identification number available to vote by Internet or Phone.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

The Board of Directors Recommends a Vote FOR All the Nominees listed and FOR Proposals 2 and 3.

1.	Election of directors:	01	Paul J. Liska	05	Joseph Rosenberg	☐	Vote FOR	☐	Vote WITHHELD
		02	Jose O. Montemayor	06	Andrew H. Tisch		all nominees		from all nominees
		03	Thomas F. Motamed	07	James S. Tisch		(except as marked)
		04	Don M. Randel	08	Marvin Zonis

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Amendment and Approval of the CNA Financial Corporation Incentive Compensation Plan.					☐ For ☐ Against ☐ Abstain

3.	Approval of Deloitte & Touche LLP as independent registered public accountants for 2010.					☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate your new address below:	Date_______________________________________
Authorized Signatures
This section must be completed for your vote to be counted. — Date and Sign.
Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.